AGREEMENT AND PLAN OF MERGER
dated as of

July 12, 2010

among
ADC TELECOMMUNICATIONS, INC.,
TYCO ELECTRONICS LTD.
and
TYCO ELECTRONICS MINNESOTA, INC.

TABLE OF CONTENTS

Page

ARTICLE 1 Definitions

Section 1.01.	Definitions	1

Section 1.02.	Other Definitional and Interpretative Provisions	7

ARTICLE 2 The Offer

Section 2.01.	The Offer	7

Section 2.02.	Company Action	10

Section 2.03.	Directors	11

Section 2.04.	Top-Up Option	12

ARTICLE 3 The Merger

ARTICLE 4 The Surviving Corporation

Section 4.01.	Articles of Incorporation	18

Section 4.02.	Bylaws	18

Section 4.03.	Directors and Officers	18

ARTICLE 5 Representations and Warranties of the Company

ARTICLE 6 Representations and Warranties of Parent and Merger Subsidiary

Section 6.01.	Corporate Existence and Power	32

Section 6.02.	Corporate Authorization	32

Section 6.03.	Governmental Authorization	32

Section 6.04.	Non-contravention	32

Section 6.05.	Disclosure Documents	33

Section 6.06.	Finders’ Fees	33

Section 6.07.	Litigation	33

Section 6.08.	Ownership of Shares	33

Section 6.09.	Financing	33

ARTICLE 7 Covenants of the Company

ARTICLE 8 Covenants of Parent

Section 8.01.	Obligations of Merger Subsidiary	40

Section 8.02.	Voting of Shares	40

Section 8.03.	Director and Officer Liability	40

Section 8.04.	Employee Matters	41

ARTICLE 9 Covenants of Parent and the Company

ARTICLE 10 Conditions to the Merger

Section 10.01. Conditions to the Obligations of Each Party 45

ARTICLE 11 Termination

Section 11.01.	Termination	45

Section 11.02.	Effect of Termination	46

ARTICLE 12 Miscellaneous

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of July 12, 2010 among ADC Telecommunications, Inc., a Minnesota corporation (the “Company”), Tyco Electronics Ltd., a Swiss corporation (“Parent”), and Tyco Electronics Minnesota, Inc., a Minnesota corporation and a wholly owned subsidiary of Parent (“Merger Subsidiary”).

WITNESSETH:

WHEREAS, the respective boards of directors of the Company, Parent and Merger Subsidiary have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, on the terms and subject to the conditions set forth herein, Parent will cause Merger Subsidiary to commence a tender offer (as it may be amended from time to time as permitted by this Agreement, the “Offer”) to purchase any and all of the outstanding shares of common stock, par value $0.20 per share, of the Company (“Company Common Stock”) at a price of $12.75 per share (the “Offer Price”), net to the seller in cash; and

WHEREAS, on the terms and subject to the conditions set forth herein, following consummation of the Offer, Merger Subsidiary will be merged with and into the Company (the “Merger”) and each issued and outstanding share of Company Common Stock not owned directly or indirectly by Parent or by any Subsidiary of the Company, except shares of Company Common Stock held by holders who comply with the provisions of the Minnesota Business Corporation Act (the “MBCA”) regarding the right of shareholders to dissent from the Merger and receive the fair value of their shares of Company Common Stock, will be converted into the right to receive the Offer Price.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1
Definitions

Section 1.01. Definitions. (a) As used herein, the following terms have the following meanings:

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer or proposal relating to (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of the Company and its Subsidiaries or 25% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the Company, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in the Person making such tender offer or exchange offer beneficially owning 25% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the Company or (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the Company.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. As used in the definition of Affiliate, the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Applicable Law” means, with respect to any Person, any foreign, supranational, federal, state, provincial or local law (statutory or common), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Business Day” means a day, other than Saturday, Sunday or a United States federal holiday.

“Code” means the Internal Revenue Code of 1986.

“Company 2013 Notes” means the outstanding Floating Rate Convertible Subordinated Notes due 2013 issued pursuant to the Indenture dated as of June 4, 2003 between the Company, as issuer, and U.S. Bank National Association, as trustee.

“Company 2015 Notes” means the outstanding 3.50% Convertible Subordinated Notes due 2015 issued pursuant to the Indenture dated as of December 26, 2007 between the Company, as issuer, and U.S. Bank National Association, as trustee.

“Company 2017 Notes” means the outstanding 3.50% Convertible Subordinated Notes due 2017 issued pursuant to the Indenture dated as of December 26, 2007 between the Company, as issuer, and U.S. Bank National Association, as trustee.

“Company Balance Sheet” means the unaudited consolidated balance sheet of the Company as of April 2, 2010.

“Company Balance Sheet Date” means April 2, 2010.

“Company Change in Control Plans” means, collectively the ADC Telecommunications, Inc. Change in Control Severance Plan, the ADC Telecommunications, Inc. Executive Change in Control Severance Plan and the ADC Telecommunications, Inc. Executive Change in Control Severance Plan (for Individuals Who Become Eligible Employees After January 27, 2010).

“Company Convertible Notes” means, collectively, the Company 2013 Notes, the Company 2015 Notes and the Company 2017 Notes.

“Company Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Company to Parent and Merger Subsidiary.

“Company Material Adverse Effect” means a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of the Company and its Subsidiaries, taken as a whole, excluding any effect resulting from (A) changes in the financial or securities markets or general economic or political conditions in the United States not having a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industry in which the Company operates, (B) changes or conditions generally affecting the industry in which the Company operates not having a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industry in which the Company operates, (C) changes in Applicable Law or GAAP not having a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industry in which the Company operates, (D) acts of war, sabotage or terrorism or natural disasters involving the United States of America not having a materially disproportionate effect on the Company relative to other participants in the industry in which the Company operates, (E) the announcement or consummation of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, lenders, investors, joint venture partners or employees, (F) any failure by the Company and its Subsidiaries to meet any internal or external budgets, projections, forecasts or predictions of financial performance for any period (it being understood that this clause (F) shall not prevent a party from asserting that any fact, change, event, occurrence or effect that may have contributed to such failure independently constitutes or contributes to a Material Adverse Effect), (G) a change in the market price or trading volume of the shares of Company Common Stock (it being understood that this clause (G) shall not prevent a party from asserting that any fact, change, event, occurrence or effect that may have contributed to such decrease independently constitutes or contributes to a Material Adverse Effect) or (H) any action by the Company made pursuant to the express terms of this Agreement or otherwise made upon the written request or direction of Parent.

“Company Stock Plans” means the ADC Telecommunications, Inc. 2010 Global Stock Incentive Plan, the ADC Telecommunications, Inc. 2008 Global Stock Incentive Plan, the ADC Telecommunications, Inc. 2006 Global Stock Incentive Plan, the ADC Telecommunications, Inc. 2001 Special Stock Option Plan and the Compensation Plan for Non-Employee Directors of ADC Telecommunications, Inc. (2007 Restatement).

“Company 10-K” means the Company’s annual report on Form 10-K for the fiscal year ended September 30, 2009.

“Environmental Laws” means any Applicable Law or any agreement with any Governmental Authority, relating to (i) the protection of human health and safety, (ii) the environment or (iii) the generation, manufacture, processing, distribution, registration, use, treatment, storage, disposal, transport, handling, discharge, emission, release or threatened release of, or exposure to, any pollutant or contaminant or any hazardous or toxic substance, waste or material.

“Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities relating to Environmental Laws and relating to the business of the Company or any of its Subsidiaries as currently conducted.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

“Fully Diluted” means all outstanding Shares, all shares of Company Common Stock issuable in respect of all outstanding securities convertible into or exchangeable for shares of Company Common Stock and all shares of Company Common Stock issuable in respect of all outstanding options and other rights to acquire shares of Company Common Stock.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof, to the extent that the rules and regulations of such political subdivision have the force of law.

“Hazardous Substance” means any pollutant, contaminant or waste or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste, chemical or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including any substance, waste or material regulated under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Intellectual Property” means (i) trademarks, service marks, brand names, certification marks, trade dress, domain names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application, (ii) inventions and discoveries, whether patentable or not, in any jurisdiction, patents, applications for patents (including divisions, continuations, continuations in part and re-examination applications), and any extensions or reissues thereof, in any jurisdiction, (iii) Trade Secrets, (iv) writings and other works of authorship, whether copyrightable or not, in any jurisdiction, and any and all copyright rights, whether registered or not, and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof, (v) moral rights, database rights, design rights, industrial property rights, publicity rights and privacy rights and (vi) any intellectual property or proprietary rights similar to any of the foregoing in any jurisdiction.

“IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, and all associated documentation owned by the Company or its Subsidiaries or licensed or leased by the Company or its Subsidiaries pursuant to written agreement (excluding any public networks).

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset.

“Nasdaq” means the NASDAQ Stock Market LLC.

“1933 Act” means the Securities Act of 1933.

“1934 Act” means the Securities Exchange Act of 1934.

“Parent Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by Parent to the Company.

“Parent Material Adverse Effect” means any event, circumstance or effect that (a) materially impairs the ability of Parent to perform its obligations under this Agreement or (b) materially delays the consummation of the transactions contemplated by this Agreement.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person or any entity which is consolidated in the Company’s financial statements under GAAP.

“Trade Secrets” means trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person.

(a) Each of the following terms is defined in the Section set forth opposite such term:S.CONTAcceptance Time Section 2.01(b)

Adverse Recommendation Change
Agreement
Antitrust Division
Board of Directors
Certificates
Closing
Company
Company Board Recommendation
Company Common Stock
Company Disclosure Documents
Company Proxy Statement
Company Rights
Company Rights Agreement
Company SEC Documents
Company Securities
Company Shareholder Approval
Company Shareholder Meeting
Company Stock Option
Company Subsidiary Securities
Compensation Arrangement
Compensation Arrangement Approvals
Compensation Committee
Confidentiality Agreement
Continuing Directors
Continuing Employees
Conversion Ratio
D&O Insurance
Effective Time
Employee Plans
End Date
Exchange Agent
Exchange Fund
FTC
Indemnified Person
Information Statement
International Plans
Material Contract
MBCA
Merger
Merger Consideration
Merger Subsidiary
Minnesota Registration Statement
Multiemployer Plan
Notice Period
Offer
Offer Commencement Date
Offer Conditions
Offer Documents
Offer Price
Parent
Plan of Merger
Representatives
Schedule 14D-9
Schedule TO
Share
Shares
Stock Plan Awards
Subsequent Offering Period
Superior Proposal
Superior Proposal Notice
Surviving Corporation
Tax
Tax Return
Tax Sharing Agreements
Taxing Authority
Termination Fee
Top-Up Notice
Top-Up Option
Top-Up Shares
Uncertificated Shares
Section 7.04(b)(i)
Preamble
Section 9.01(b)
Section 2.02(a)
Section 3.03(a)
Section 3.01(b)
Preamble
Section 2.02(a)
Recitals
Section 5.09(a)
Section 5.09(a)
Section 2.01(a)
Section 2.01(a)
Section 5.07(a)
Section 5.05(b)
Section 5.02(a)
Section 7.02
Section 3.05(a)
Section 5.06(b)
Section 5.17(m)
Section 5.17(m)
Section 5.17(m)
Section 7.03
Section 2.03(a)
Section 8.04(a)
Section 3.05(a)
Section 8.03(c)
Section 3.01(c)
Section 5.17(a)
Section 11.01(b)(i)
Section 3.03(a)
Section 3.03(a)
Section 9.01(b)
Section 8.03(a)
Section 2.01(f)
Section 5.17(a)
Section 5.19
Recitals
Recitals
Section 3.02(a)
Preamble
Section 2.01(e)
Section 5.17(c)
Section 7.04(e)
Recitals
Section 2.01(a)
Section 2.01(a)
Section 2.01(e)
Recitals
Preamble
Section 2.02(a)
Section 7.04(a)
Section 2.01(f)
Section 2.01(e)
Section 2.01(a)
Section 2.01(a)
Section 5.05(a)
Section 2.01(d)
Section 7.04(c)
Section 7.04(e)
Section 3.01(a)
Section 5.16(j)
Section 5.16(j)
Section 5.16(j)
Section 5.16(j)
Section 12.04(b)
Section 2.04(c)
Section 2.04(a)
Section 2.04(a)
Section 3.03(a)

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits, Annexes and Schedules are to Articles, Sections, Exhibits, Annexes and Schedules of this Agreement unless otherwise specified. All Exhibits, Annexes and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit, Annex or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law” or “laws” shall be deemed also to include any Applicable Law.

ARTICLE 2
The Offer

Section 2.01. The Offer. (a) Provided that this Agreement shall not have been terminated in accordance with Section 11.01 and nothing shall have occurred that, had the Offer been commenced, would give rise to a right to terminate the Offer pursuant to any of the conditions set forth in Annex I hereto (the “Offer Conditions”) (other than the conditions set forth in clause (i) and subclause (E) of clause (ii)), as promptly as practicable after the date hereof, but in no event later than 10 Business Days following the date of this Agreement, Merger Subsidiary shall, and Parent shall cause it to, commence (within the meaning of Rule 14d-2 under the 1934 Act) the Offer , to purchase any and all outstanding shares of Company Common Stock, including the associated preferred stock purchase rights (the “Company Rights”) issued pursuant to the Amended and Restated Rights Agreement dated as of May 9, 2007 between the Company and Computershare Investor Services, LLC, as rights agent (the “Company Rights Agreement”), for so long as such Company Rights are outstanding (each such share of Company Common Stock, together with its associated Company Right, a “Share”, and collectively, the “Shares”) at a price per share equal to the Offer Price. The Offer shall be subject to the Offer Conditions. The date on which Merger Subsidiary commences the Offer within the meaning of Rule 14d-2 under the 1934 Act is referred to as the “Offer Commencement Date”.

(a) Subject to the terms and conditions set forth in this Agreement and to the satisfaction or waiver of the Offer Conditions, Merger Subsidiary shall, and Parent shall cause it to, promptly after the expiration of the Offer, accept for payment all Shares validly tendered and not withdrawn pursuant to the Offer (the time at which Shares are first accepted for payment under the Offer, the “Acceptance Time”). The obligation of Merger Subsidiary to accept for payment Shares tendered pursuant to the Offer shall be subject only to the satisfaction or waiver of each of the Offer Conditions (and shall not be subject to any other conditions). Promptly after the Acceptance Time, Merger Subsidiary shall pay the Offer Price for such Shares.

(b) Parent and Merger Subsidiary expressly reserve the right to waive any of the Offer Conditions and to make any change in the terms of or conditions to the Offer, including raising the Offer Price; provided that, without the prior written consent of the Company, neither Parent nor Merger Subsidiary shall:

(i) waive or change the Minimum Condition (as defined in Annex I);

(ii) decrease the Offer Price;

(iii) change the form of consideration to be paid in the Offer;

(iv) decrease the number of shares of Company Common Stock sought to be purchased by Merger Subsidiary in the Offer;

(v) extend or otherwise change the expiration date of the Offer except as otherwise provided herein; or

(vi) otherwise amend, modify or supplement any of the Offer Conditions or terms of the Offer in a manner that adversely affects, or would reasonably be expected to adversely affect, the holders of Shares.

(c) Unless extended as provided in this Agreement, the Offer shall expire on the date that is 20 Business Days (calculated as set forth in Rule 14d-1(g)(3) under the 1934 Act) after the Offer Commencement Date. Notwithstanding the foregoing, (i) Merger Subsidiary shall, and Parent shall cause it to, extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof or Nasdaq applicable to the Offer or for any period otherwise required by Applicable Law and (ii) if, on the initial expiration date or any subsequent date as of which the Offer is scheduled to expire, any Offer Condition is not satisfied and has not been waived, then Merger Subsidiary shall, and Parent shall cause it to, extend the Offer for one or more periods ending no later than the End Date to permit such Offer Condition to be satisfied (provided, however, that, if all of the Offer Conditions other than the Minimum Tender Condition and those that by their nature are to be satisfied at the expiration of the Offer have been satisfied or waived, Merger Subsidiary shall have the right, but not the obligation, to terminate the Offer 60 days after the date on which all of the Offer Conditions other than the Minimum Tender Condition and those that by their nature are to be satisfied at the expiration of the Offer have been satisfied or, to the extent permissible, have been waived by Merger Subsidiary). Following expiration of the Offer, Merger Subsidiary may, in its sole discretion, provide a subsequent offering period (“Subsequent Offering Period”) in accordance with Rule 14d-11 of the 1934 Act if, immediately following the Acceptance Time, Parent, Merger Subsidiary and their respective Subsidiaries and Affiliates beneficially own less than 90% of the Shares outstanding at that time (which Shares beneficially owned shall include Shares tendered in the Offer and not withdrawn). Merger Subsidiary shall, and Parent shall cause it to, immediately accept for payment and promptly pay for all Shares as they are validly tendered during such Subsequent Offering Period and in any event in compliance with Rule 14d-11 and Rule 14e-1(c) promulgated under the 1934 Act. The Offer may be terminated prior to its expiration date (as such expiration date may be extended and re-extended in accordance with this Section 2.01(d)), but only if this Agreement is validly terminated in accordance with Article 11.

(d) As soon as practicable on the Offer Commencement Date, Parent and Merger Subsidiary shall (i) file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto and including exhibits thereto, the “Schedule TO”) that shall include the summary term sheet required thereby and, as exhibits, the Offer to Purchase, a form of letter of transmittal, a form of summary advertisement and any schedule or form required to be filed pursuant to the instructions to Schedule TO (collectively, together with any amendments or supplements thereto, the “Offer Documents”); (ii) timely file with the Commissioner of Commerce of the State of Minnesota any registration statement relating to the Offer required to be filed pursuant to Chapter 80B of the Minnesota Statutes (the “Minnesota Registration Statement”); and (iii) cause the Offer Documents to be disseminated to holders of Shares to the extent required by Applicable Law (including the 1934 Act) and, by means of inclusion in the Offer Documents, shall disseminate to the holders of Shares the information set forth in the Minnesota Registration Statement to the extent required by Chapter 80B of the Minnesota Statutes. The Offer shall be conducted in compliance with the 1934 Act.

(e) Parent and Merger Subsidiary shall cause the Offer Documents to (i) comply with the applicable requirements of the 1934 Act and (ii) not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, no covenant is made by Parent or Merger Subsidiary with respect to information supplied by the Company for inclusion in the Offer Documents. Parent and Merger Subsidiary shall cause the information supplied by Parent and its Affiliates specifically for inclusion in the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the “Schedule 14D-9”) or the information statement containing the information required by Section 14(f) of the 1934 Act and Rule 14(f)-1 promulgated thereunder (together with any amendments or supplements thereto, the “Information Statement”), at the respective times the Schedule 14D-9 or the Information Statement are filed with the SEC not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Parent, Merger Subsidiary and the Company agrees promptly to correct any information provided by it for use in the Schedule TO and the Offer Documents if and to the extent that such information shall have become (or shall have become known to be) false or misleading in any material respect. Parent and Merger Subsidiary shall cause the Schedule TO as so corrected to be filed with the SEC and the Offer Documents as so corrected to be disseminated to holders of Shares, in each case to the extent required by Applicable Law (including the 1934 Act). The Company and its counsel shall be given a reasonable opportunity to review and comment on the Schedule TO and the Offer Documents each time before any such document is filed with the SEC, and Parent and Merger Subsidiary shall give reasonable and good faith consideration to any comments made by the Company and its counsel. Parent and Merger Subsidiary shall provide the Company and its counsel with (i) any comments or other communications, whether written or oral, that Parent, Merger Subsidiary or their counsel may receive from time to time from the SEC or its staff with respect to the Schedule TO or Offer Documents promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response of Parent and Merger Subsidiary to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with Parent and Merger Subsidiary or their counsel in any discussions or meetings with the SEC. Each of Parent and Merger Subsidiary shall respond as promptly as practicable to any comments of the SEC or its staff with respect to the Offer Documents or the Offer.

(f) Parent shall cause to be provided to Merger Subsidiary all of the funds necessary to purchase any Shares that Merger Subsidiary becomes obligated to purchase pursuant to the Offer (including pursuant to any Subsequent Offering Period), and shall cause Merger Subsidiary to perform, on a timely basis, all of Merger Subsidiary’s obligations under this Agreement.

(g) Parent and Merger Subsidiary shall promptly file with the Commissioner of Commerce of the State of Minnesota all materials referred to in Section 80B.04 of the Minnesota Statutes.

Section 2.02. Company Action. (a) The Company hereby consents to the Offer and represents that the board of directors of the Company (the “Board of Directors”), at a meeting duly called and held has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to and in the best interests of the Company’s shareholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and the plan of merger (as such term is used in Section 302A.611 of the MBCA) (the “Plan of Merger”), each in accordance with the requirements of the MBCA and (iii) resolved, subject to its right to withdraw, modify or amend such recommendation pursuant to Section 7.04(b)(ii), to recommend acceptance of the Offer and, if required by Applicable Law, approval of the Merger and adoption of the Plan of Merger by its shareholders (such recommendation, the “Company Board Recommendation”). The Company has been advised that all of its directors and executive officers who own Shares intend to tender their Shares pursuant to the Offer. The Company shall promptly furnish Parent with a list of its shareholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories, in each case true and correct as of the most recent practicable date, and shall provide to Parent such additional information (including updated lists of shareholders, mailing labels and lists of securities positions) and such other assistance as Parent may reasonably request in connection with the Offer. Except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent, Merger Subsidiary and their Affiliates, associates, agents and advisors, shall keep such information confidential and use the information contained in any such labels, listings and files only in connection with the Offer and the Merger and, should the Offer terminate or if this Agreement shall be terminated, will deliver to the Company all copies of such information then in their possession.

(a) As soon as practicable on the Offer Commencement Date, the Company shall file with the SEC and disseminate to holders of Shares, in each case as and to the extent required by Applicable Law (including the 1934 Act), the Schedule 14D-9 that, subject to its right to withdraw, modify or amend such recommendation pursuant to Section 7.04(b)(ii), shall reflect the Company Board Recommendation. The Company shall cause the Schedule 14D-9 to (i) comply with the applicable requirements of the 1934 Act and (ii) not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, no covenant is made by the Company with respect to information supplied by Parent or Merger Subsidiary for inclusion in the Schedule 14D-9 (including any such information included in the Information Statement). The Company shall cause the information supplied by it specifically for inclusion in the Offer Documents, at the respective times the Offer Documents are filed with the SEC, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the Company, Parent and Merger Subsidiary agrees promptly to correct any information provided by it for use in the Schedule 14D-9 (including the Information Statement) if and to the extent that it shall have become (or shall have become known to be) false or misleading in any material respect. The Company shall cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case to the extent required by Applicable Law (including the 1934 Act). Parent, Merger Subsidiary and their counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 each time before it is filed with the SEC, and the Company shall give reasonable and good faith consideration to any comments made by Parent, Merger Subsidiary and their counsel. The Company shall provide Parent, Merger Subsidiary and their counsel with (i) any comments or other communications, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the Company’s response to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC. The Company shall respond as promptly as practicable to any comments of the SEC or its staff with respect to the Schedule 14D-9.

(b) The Company shall promptly file with the Commissioner of Commerce of the State of Minnesota all materials referred to in Section 80B.04 of the Minnesota Statutes.

Section 2.03. Directors. (a) Effective upon the Acceptance Time, Parent shall be entitled to designate the number of directors, rounded to the nearest whole number, on the Board of Directors that equals the product of (i) the total number of directors on the Board of Directors (giving effect to the election of any additional directors pursuant to this Section) and (ii) the percentage that the number of Shares beneficially owned by Parent and/or Merger Subsidiary (including Shares accepted for payment) bears to the total number of shares of Company Common Stock outstanding determined on a Fully Diluted basis, and the Company shall cause Parent’s designees to be elected or appointed to the Board of Directors, including by increasing the number of directors and seeking and accepting resignations of incumbent directors, provided, however, that, prior to the Effective Time (as hereinafter defined), the Board of Directors shall always have at least three Continuing Directors. At such time, the Company shall also cause individuals designated by Parent to constitute the number of members, rounded to the nearest whole number, on (A) each committee of the Board of Directors and (B) as requested by Parent, each board of directors of each Subsidiary of the Company (and each committee thereof) that represents the same percentage as such individuals represent on the Board of Directors, in each case to the extent permitted by Applicable Law and the rules of Nasdaq. Any and all members of the Board of Directors immediately prior to the Acceptance Time who remain on the Board of Directors after such designation by Parent pursuant to this Section 2.03(a) shall be referred to as “Continuing Directors”.

(a) In the event that, prior to the Effective Time, the number of Continuing Directors shall be reduced below three for any reason whatsoever, the remaining Continuing Directors (or Continuing Director, if there is only one remaining) shall be entitled to designate any other Person(s) who shall not be an Affiliate, shareholder or employee of Parent or any of its Subsidiaries to fill such vacancies and such Person(s) shall be deemed to be Continuing Director(s) for purposes of this Agreement. In the event that, prior to the Effective Time, no Continuing Director then remains, the other directors shall designate three Persons who shall not be Affiliates, shareholders or employees of Parent or any of its Subsidiaries to fill such vacancies and such Persons shall be deemed to be Continuing Directors for purposes of this Agreement.

(b) The Company’s obligations to appoint Parent’s designees to the Board of Directors shall be subject to Section 14(f) of the 1934 Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions, and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors, as Section 14(f) and Rule 14f-1 require in order to fulfill its obligations under this Section 2.03, so long as Parent shall have timely provided to the Company all information with respect to Parent and its designees, officers, directors and Affiliates required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. Parent shall supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.

(c) Following the election or appointment of Parent’s designees pursuant to Section 2.03(a) and until the Effective Time, the approval of a majority of the Continuing Directors shall be required to authorize (and such authorization shall constitute the authorization of the Board of Directors and no other action on the part of the Company, including any action by any other director of the Company, shall be required to authorize): (i) any termination of this Agreement by the Company, (ii) any amendment of this Agreement requiring action by the Board of Directors, (iii) any extension of time for performance of any obligation or action hereunder by Parent or Merger Subsidiary, (iv) any waiver of compliance with any of the agreements or conditions contained herein for the benefit of the Company, and (v) any other consent, action or recommendation by the Company or the Board of Directors with respect to this Agreement, the Offer or the Merger or any other transaction contemplated thereby or in connection therewith. The Continuing Directors shall have the authority to retain such counsel (which may include current counsel to the Company) and other advisors at the expense of the Company as determined appropriate by the Continuing Directors and shall have the authority to institute any action on behalf of the Company to enforce the performance of this Agreement.

Section 2.04. Top-Up Option. (a) Subject to Section 2.04(b) and Section 2.04(c), the Company grants to Merger Subsidiary, an irrevocable option, for so long as this Agreement has not been terminated pursuant to the provisions hereof (the “Top-Up Option”), to purchase from the Company, up to the number of authorized and unissued shares of Company Common Stock equal to the number of shares of Company Common Stock that, when added to the number of Shares owned by Merger Subsidiary at the time of the exercise of the Top-Up Option, constitutes at least one Share more than 90% of the Shares that would be outstanding immediately after the issuance of all shares of Company Common Stock to be issued upon exercise of the Top-Up Option (such Shares to be issued upon exercise of the Top-Up Option, the “Top-Up Shares”).

(a) The Top-Up Option may be exercised by Merger Subsidiary in whole or in part, only once, at any time during the five-Business Day period following the Acceptance Time, or if any Subsequent Offering Period is provided, during the five-Business Day period following the expiration date of such Subsequent Offering Period, and only if Merger Subsidiary shall own as of such time less than 90% of the shares of Company Common Stock outstanding; provided that notwithstanding anything in this Agreement to the contrary, the Top-Up Option shall not be exercisable (i) to the extent the number of shares of Company Common Stock issuable upon exercise of the Top-Up Option would exceed the number of authorized but unissued and unreserved shares of Company Common Stock (ii) if any judgment, injunction, order or decree shall prohibit the exercise of the Top-Up Option or the delivery of the Top-Up Shares, and (iii) unless Parent or Merger Subsidiary has accepted for payment and paid for all Shares validly tendered in the Offer and not withdrawn. The Top-Up Option shall terminate upon the earlier to occur of (i) the Effective Time and (ii) termination of this Agreement in accordance with Article 11. The aggregate purchase price payable for the Top-Up Shares being purchased by Merger Subsidiary pursuant to the Top-Up Option shall be determined by multiplying the number of such Top-Up Shares by the Offer Price, without interest. Such purchase price may be paid by Merger Subsidiary, at its election, either (A) entirely in cash or (B) by paying in cash an amount equal to not less than the aggregate par value of such Top-Up Shares and by executing and delivering to the Company a promissory note having a principal amount equal to the balance of such purchase price. Any such promissory note shall bear interest at the rate of 3% per annum, shall mature on the first anniversary of the date of execution and delivery of such promissory note and may be prepaid without premium or penalty. Without the prior written consent of the Company, the right to exercise the Top-Up Option granted pursuant to this Agreement shall not be assigned by Merger Subsidiary except to any direct or indirect wholly owned Subsidiary of Parent. Any attempted assignment in violation of this Section 2.04(b) shall be null and void.

(b) In the event Merger Subsidiary wishes to exercise the Top-Up Option, Merger Subsidiary shall deliver to the Company written notice (the “Top-Up Notice”) setting forth (i) the number of Top-Up Shares that Merger Subsidiary intends to purchase pursuant to the Top-Up Option, (ii) the manner in which Merger Subsidiary intends to pay the applicable purchase price and (iii) the place and time at which the closing of the purchase of such Top-Up Shares by Merger Subsidiary is to take place. The Top-Up Notice shall also include an undertaking signed by Parent and Merger Subsidiary that, promptly following such exercise of the Top-Up Option, Merger Subsidiary intends to (and Merger Subsidiary shall, and Parent shall cause Merger Subsidiary to, promptly after such exercise) consummate the Merger in accordance with Section 302A.621 of the MBCA as contemplated by Section 9.05. At the closing of the purchase of the Top-Up Shares, Parent and Merger Subsidiary shall cause to be delivered to the Company the consideration required to be delivered in exchange for the Top-Up Shares, and the Company shall cause to be issued to Merger Subsidiary a certificate representing the Top-Up Shares. The parties hereto agree to use their reasonable best efforts to cause the closing of the purchase of the Top-Up Shares to occur on the same day that the Top-Up Notice is deemed received by the Company pursuant to Section 12.01, and if not so consummated on such day, as promptly thereafter as possible. The parties further agree to use their reasonable best efforts to cause the Merger to be consummated in accordance with Section 302A.621 of the MBCA as contemplated by Section 9.05 as close in time as possible to (including, to the extent possible, on the same day as) the issuance of the Top-Up Shares.

(c) Parent and Merger Subsidiary understand that the Top-Up Shares will not be registered under the 1933 Act and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Each of Parent and Merger Subsidiary represents, warrants and agrees that the Top-Up Option is being, and the Top-Up Shares will be, acquired by Merger Subsidiary for the purpose of investment and not with a view to or for resale in connection with any distribution thereof within the meaning of the 1933 Act. Any certificates evidencing Top-Up Shares shall include any legends required by applicable securities laws.

(d) Any dilutive impact on the value of the Shares as a result of the issuance of the Top-Up Shares will not be taken into account in any determination of the fair value of any dissenting Shares pursuant to Section 302A.473 of the MBCA as contemplated by Section 3.04.

ARTICLE 3
The Merger

Section 3.01. The Merger. (a) Subject to the terms and conditions of this Agreement, and in accordance with the MBCA, at the Effective Time, Merger Subsidiary shall be merged with and into the Company, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).

(a) Subject to the provisions of Article 10, the closing of the Merger (the “Closing”) shall take place in Minneapolis, Minnesota at the offices of Dorsey & Whitney LLP as soon as possible, but in any event no later than two Business Days after the date the conditions set forth in Article 10 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as Parent and the Company may mutually agree.

(b) At the Closing, the Company and Merger Subsidiary shall file articles of merger meeting the requirements of Section 302A.615 of the MBCA with the Minnesota Secretary of State. The Merger shall become effective at such time (the “Effective Time”) as the articles of merger are duly filed with the Minnesota Secretary of State (or at such later time as may be mutually agreed upon by Parent, Merger Subsidiary and the Company and specified in the articles of merger).

(c) The Merger shall have the effects set forth in Section 302A.641 of the MBCA.

Section 3.02. Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Subsidiary, the Company or any holder of the capital stock thereof:

(a) Except as otherwise provided in Section 3.02(b), Section 3.02(c) or Section 3.04, each Share outstanding immediately prior to the Effective Time shall be converted into the right to receive the Offer Price in cash, without interest (the “Merger Consideration”). As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and shall thereafter represent only the right to receive the Merger Consideration.

(b) Each Share held by the Company or owned by Parent or Merger Subsidiary immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto.

(c) Each Share held by any Subsidiary of either the Company or Parent (other than the Merger Subsidiary) immediately prior to the Effective Time shall be converted into such number of shares of stock of the Surviving Corporation such that each such Subsidiary owns the same percentage of the outstanding capital stock of the Surviving Corporation immediately following the Effective Time as such Subsidiary owned in the Company immediately prior to the Effective Time.

(d) Each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.20 per share, of the Surviving Corporation.

Section 3.03. Surrender and Payment. (a) Prior to the Effective Time, Parent shall appoint a bank or trust company or similar entity reasonably acceptable to the Company which is authorized to exercise corporate trust or stock powers to act as Exchange Agent in the Merger (the “Exchange Agent”) for the purpose of exchanging for the Merger Consideration (i) certificates representing Shares (the “Certificates”) or (ii) uncertificated Shares (the “Uncertificated Shares”). At the Effective Time, Parent shall provide the Exchange Agent funds representing the aggregate Merger Consideration to be paid in respect of the Certificates and the Uncertificated Shares pursuant to Section 3.02(a) (the “Exchange Fund”). The Exchange Agent shall cause the Exchange Fund to be (i) held for the benefit of the holders of Shares and (ii) promptly applied to making the payments provided for in Section 3.02(a). The Exchange Fund shall not be used for any purpose that is not provided for herein. The Exchange Agent shall invest any cash included in the Exchange Fund, in direct obligations of the United States of America, obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of all principal and interest, or as otherwise directed by Parent. Any interest and other income resulting from such investments shall be kept in the Exchange Fund. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt payments of the Merger Consideration as contemplated hereby, Parent shall promptly replace or restore the portion of the Exchange Fund lost through investments or other events so as to ensure that the Exchange Fund is, at all times, maintained at a level sufficient to make such payments.

(a) Promptly after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each holder of Shares at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange. Each holder of Shares that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration payable for each Share represented by a Certificate or for each Uncertificated Share. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration.

(b) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or, in the case of Uncertificated Shares, that such documentation as may be reasonably requested by the Exchange Agent is provided and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(c) After the Effective Time, there shall be no further registration of transfers of Shares. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 3.

(d) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 3.03(a) (and any interest or other income earned thereon) that remains unclaimed by the holders of Shares one year after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged such Shares for the Merger Consideration in accordance with this Section 3.03 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration in respect of such Shares without any interest thereon. Notwithstanding the foregoing, Parent shall not be liable to any holder of Shares for any amount paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of Shares immediately prior to the time when such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by Applicable Law, the property of Parent, free and clear of any claims or interest of any Person previously entitled thereto.

(e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 3.03(a) to pay for Shares for which rights to receive payment of the fair value of such Shares have been perfected shall be returned to Parent, upon demand.

Section 3.04. Dissenting Shares. Notwithstanding Section 3.02, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger and who has properly exercised dissenters’ rights with respect thereto in accordance with Section 302A.473 of the MBCA shall not be converted into the right to receive the Merger Consideration, and holders of such Shares will instead be entitled to receive payment of the fair value of such Shares in accordance with the provisions of Section 302A.471 and Section 302A.473 of the MBCA, unless such holder fails to perfect, withdraws or otherwise loses the right to the payment of the fair value of such Shares under the MBCA. If, after the Effective Time, such holder fails to perfect, withdraws or loses the right to payment under Section 302A.473 of the MBCA, such Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration. The Company shall give Parent prompt notice of any demands received by the Company pursuant to Section 302A.473 of the MBCA, and Parent, at Parent’s expense, shall have the right to direct all negotiations and proceedings with respect to such demands, so long as Parent does not create obligations for the Company effective prior to the Effective Time. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

Section 3.05. Company Stock Options. (a) At the Acceptance Time, each option to purchase shares of Company Common Stock outstanding under any Company Stock Plan (each a “Company Stock Option”), to the extent such Company Stock Option is not already fully vested, shall fully vest if and as provided under the terms of the applicable option award agreement. At or immediately prior to the Effective Time, each Company Stock Option shall be assumed by Parent. Each Company Stock Option so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable Company Stock Option (including any Company Stock Plan under which such Company Stock Option was issued and any applicable stock option agreement or other document evidencing such Company Stock Option) immediately prior to the Effective Time, except that (i) each Company Stock Option will be exercisable for that number of whole shares of Parent common stock equal to the product of (X) the number of shares of Company Common Stock that were issuable upon exercise of such Company Stock Option immediately prior to the Effective Time multiplied by (Y) a fraction, the numerator of which shall be the Offer Price and the denominator of which shall be the volume weighted average trading price per share of Parent common stock on the New York Stock Exchange (or in the event that Parent common stock is no longer listed for trading on such exchange, then the senior stock exchange on which the Parent common stock is then-listed) for the 10 trading days immediately preceding the Effective Time (the “Conversion Ratio”), rounded down to the nearest whole number of shares of Parent common stock and (ii) the per share exercise price for the shares of Parent common stock issuable upon exercise of such assumed Company Stock Option will be equal to the quotient determined by dividing the exercise price per share of such Company Stock Option by the Conversion Ratio, rounded up to the nearest whole cent; provided that the number of shares of Parent common stock and exercise price applicable under each assumed Company Stock Option will be determined in a manner that would not result in Parent’s assumption of the options being treated as a new grant of stock options under Section 409A of the Code. As of the Effective Time, all references in the Company Stock Plans to shares of Company Common Stock shall thereafter be deemed to be references to Parent common stock and all references therein to the Company shall thereafter be deemed to be references to Parent. As soon as reasonably practicable following the Effective Time, but in no event later than five Business Days following the Effective Time, Parent shall file a registration statement under the 1933 Act on Form S-8 or another appropriate form (and use its commercially reasonable efforts to maintain the effectiveness thereof and maintain the current status of the prospectuses contained therein) with respect to Company Stock Options assumed by Parent pursuant hereto and shall use its commercially reasonable efforts to cause such registration statement to remain in effect for so long as such assumed Company Stock Option shall remain outstanding.

(a) Prior to the Effective Time, the Company shall make any amendments to the terms of such Company Stock Plan or the agreement pursuant to which Company Stock Options were granted that are necessary to give effect to the transactions contemplated by Section 3.05(a).

Section 3.06. Company Convertible Notes.

(a) Following the Acceptance Time, the Company shall, and Parent shall cause it to, fulfill its obligations pursuant to Section 3.8 of the indenture governing the terms of the Company 2013 Notes, Section 3.01 of the indenture governing the terms of the Company 2015 Notes and Section 3.01 of the indenture governing the terms of the Company 2017 Notes to repurchase the Company 2013 Notes, the Company 2015 Notes and the Company 2017 Notes, respectively. Prior to the Effective Time, the Company shall, and Parent shall cause it to, fulfill its obligations pursuant to Section 4.11 of the indenture governing the terms of the Company 2013 Notes, Section 4.09 of the indenture governing the terms of the Company 2015 Notes and Section 4.09 of the indenture governing the terms of the Company 2017 Notes to execute a supplemental indenture with respect to the Company 2013 Notes, the Company 2015 Notes and the Company 2017 Notes, respectively.

(b) The Company acknowledges that Parent is considering commencing prior to the Effective Time tender offers to purchase the Company Convertible Notes. Any such tender offer shall be conditioned upon consummation of the Offer.

Section 3.07. Adjustments. If, during the period between the date of this Agreement and the Effective Time, the outstanding Shares shall have been changed into a different number of shares or a different class (including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares of Company Common Stock, or stock dividend thereon with a record date during such period, but excluding any change that results from any exercise of Company Stock Options or the vesting and settlement in the form of shares of Stock Plan Awards (as defined in Section 5.05), in each case, outstanding as of the date hereof, conversion of the Company Convertible Notes or the exercise of the Top-Up Option to purchase the Top-Up Shares), the Offer Price, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

Section 3.08. Withholding Rights. Notwithstanding any provision contained herein to the contrary, each of the Exchange Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to Article 2 and Article 3 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of Applicable Law relating to Taxes and shall timely pay such withholding amount over to the appropriate taxing authority. If the Exchange Agent, the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which the Exchange Agent, the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

Section 3.09. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares represented by such Certificate, as contemplated by this Article 3.

ARTICLE 4
The Surviving Corporation

Section 4.01. Articles of Incorporation. The articles of incorporation of the Company in effect at the Effective Time shall be the articles of incorporation of the Surviving Corporation until amended in accordance with Applicable Law.

Section 4.02. Bylaws. The bylaws of the Company in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with Applicable Law.

Section 4.03. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 5
Representations and Warranties of the Company

The Company represents and warrants to Parent, subject to and qualified by items disclosed in (x) the Company SEC Documents (as hereinafter defined) (excluding any disclosures set forth in any such Company SEC Document under the headings “Safe Harbor Statement”, “Risk Factors” or any similar section and any disclosures therein that are predictive, cautionary or forward-looking in nature) or (y) the Company Disclosure Schedule (it being agreed that disclosure of any item with respect to any Section of this Article 5 in the Company Disclosure Schedule shall be deemed disclosure with respect to the other representations and warranties of the Company set forth in this Article 5 other than the Section to which such disclosure specifically relates if the relevance of such item thereto is reasonably apparent), as follows:

Section 5.01. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Minnesota and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has heretofore made available to Parent true and complete copies of the articles of incorporation and bylaws of the Company as currently in effect. As of the date of this Agreement, the Company is a “target company” as defined in Section 80B.01 of the Minnesota Statutes.

Section 5.02. Corporate Authorization. (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for the approval of the Company’s shareholders of the Merger and the Plan of Merger in connection with the consummation of the Merger (if required by Applicable Law), have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the voting power of all Shares entitled to vote thereon to approve the Merger and the Plan of Merger is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger (the “Company Shareholder Approval”). This Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(a) At a meeting duly called and held, the Board of Directors has (i) unanimously determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company’s shareholders, (ii) unanimously approved, adopted and declared advisable this Agreement and the transactions contemplated hereby and (iii) unanimously adopted the Company Board Recommendation (subject to its right to withdraw, modify or amend the Company Board Recommendation pursuant to Section 7.04(b)) and (iv) approved and adopted an amendment to the Company Rights Agreement to render the Company Rights inapplicable to the Offer, the Merger, this Agreement and the transactions contemplated hereby (a copy of which amendment was provided to Parent by the Company prior to the date of this Agreement).

Section 5.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of articles of merger with respect to the Merger with the Minnesota Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and of Applicable Law analogous to the HSR Act existing in foreign jurisdictions, (iii) compliance with any applicable requirements of the 1934 Act, any other applicable state or federal securities laws and the rules and requirements of Nasdaq, (iv) such filings and registrations as may be required under Chapter 80B of the Minnesota Statutes and (v) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 5.04. Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the articles of incorporation or bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 5.05. Capitalization. (a) The authorized capital stock of the Company consists of 10,000,000 shares of preferred stock, no par value per share, and 342,857,142 shares of Company Common Stock. As of the close of business on July 9, 2010: (i) no shares of preferred stock, no par value per share, were issued and outstanding, (ii) 97,026,865 shares of Company Common Stock were issued and outstanding, (iii) 7,655,070 shares of Company Common Stock were subject to issuance pursuant to outstanding Company Stock Options (of which Company Stock Options to purchase an aggregate of 5,227,866 shares of Company Common Stock were exercisable), (iv) 2,270,116 shares of Company Common Stock were subject to issuance pursuant to outstanding restricted stock units issued under the Company Stock Plans, (v) 587,139 shares of Company Common Stock were subject to issuance pursuant to outstanding performance stock units issued under the Company Stock Plans, and (vi) 1,731,221 shares of Company Common Stock were subject to issuance pursuant to outstanding restricted stock unit rights issued under the Company Stock Plans (the items in clauses (iv) through (vi) being referred to collectively as the “Stock Plan Awards”). As of the close of business on July 9, 2010: (i) 7,119,718 shares of Company Common Stock were reserved and available for issuance upon conversion of the Company 2013 Notes; (ii) 8,332,560 shares of Company Common Stock were reserved and available for issuance upon conversion of the Company 2015 Notes; (iii) 7,882,155 shares of Company Common Stock were reserved and available for issuance upon conversion of the Company 2017 Notes; (iv) 2,000,000 shares of the Company’s preferred stock were designated as Series A Junior Participating Preferred Stock, par value $0.0001 per share, and were reserved for issuance upon the exercise of the Company Rights issued pursuant to the Company Rights Agreement and (v) one Company Right was outstanding for each outstanding Share. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any employee stock option or other compensation plan or arrangement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights. Section 5.05 of the Company Disclosure Schedule contains a list, complete and correct as of July 9, 2010, of (i) all outstanding Company Stock Options, including the date of grant, exercise price, number of Shares subject thereto and the extent to which such Company Stock Options are vested and (ii) the maximum aggregate intrinsic value that would be payable to all holders of cash settled compensatory awards based on or relating to Company Common Stock assuming completion of the transactions contemplated in this Agreement.

(a) Except as set forth in this Section 5.05, there are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote. Except as set forth in this Section 5.05 and for changes since July 9, 2010 resulting from the exercise of Company Stock Options, the vesting and settlement in the form of shares of Company Common Stock of the Stock Plan Awards and the conversion of Company Convertible Notes, in each case outstanding on such date, there are no issued, reserved for issuance or outstanding (i) shares of capital stock of or other voting securities of or ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in the Company, (iii) warrants, calls, options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock or other voting securities or ownership interests in or any securities convertible into or exchangeable for capital stock or other voting securities or ownership interests in the Company or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities (except for the withholding of shares of Company Common Stock in connection with Taxes payable in respect of the exercise of Company Stock Options and the issuance of shares of Company Common Stock in connection with the vesting of restricted stock units, performance stock units, restricted stock unit rights or other awards granted under the Company Stock Plans). Neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any Company Securities.

(b) Except as set forth in this Section 5.05, none of (i) the Shares or (ii) Company Securities are owned by any Subsidiary of the Company.

Section 5.06. Subsidiaries. (a) Each Subsidiary of the Company has been duly organized, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization, has all organizational powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each such Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All material Subsidiaries of the Company and their respective jurisdictions of organization are identified in the Company 10-K.

(a) All of the outstanding capital stock or other voting securities of, or ownership interests in, each direct or indirect Subsidiary of the Company is owned by the Company or a Subsidiary, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into, or exchangeable for, shares of capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable for, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company or (iii) restricted shares, restricted share units, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities. Except for the capital stock or other voting securities of, or ownership interests in, its Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other voting securities of, or ownership interests in, any Person.

Section 5.07. SEC Filings and the Sarbanes-Oxley Act. (a) The Company has filed with or furnished to the SEC, and made available to Parent, all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by the Company since January 1, 2008 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”).

(a) As of its filing date (and as of the date of any amendment), each Company SEC Document complied, and each Company SEC Document filed subsequent to the date hereof and prior to the earlier of the Effective Time or the date of the termination of this Agreement will comply, as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

(b) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed pursuant to the 1934 Act did not, and each Company SEC Document filed subsequent to the date hereof and prior to the earlier of the Effective Time or the date of the termination of this Agreement will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(c) Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(d) The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the 1934 Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the 1934 Act are being prepared. Such disclosure controls and procedures are designed to be effective in timely alerting the Company’s principal executive officer and principal financial officer to material information required to be included in the Company’s periodic and current reports required under the 1934 Act. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(e) Since January 1, 2008, the Company and its Subsidiaries have established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the 1934 Act) sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to the Company’s auditors and the audit committee of the Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls. The Company has made available to Parent a summary of any such disclosure made by management to the Company’s auditors and the audit committee of the Board of Directors since January 1, 2008.

(f) There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the 1934 Act) or director of the Company. The Company has not, since the enactment of the Sarbanes-Oxley Act, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(g) Since January 1, 2008, the Company has complied in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq.

(h) Each of the principal executive officer and principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) have made all certifications required by Rule 13a-14 and 15d-14 under the 1934 Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and Nasdaq, and the statements contained in any such certifications are complete and correct.

(i) The Company has made available to Parent copies of the documentation creating or governing, all securitization transactions, rights of a third party to receive future payments due to the Company or any Subsidiary, rights to make payments on behalf of the Company or any Subsidiary to any third party or joint venture, agreements to allow any third party to issue bankers acceptances or similar commercial paper based on third party invoices issued by the Company or any Subsidiary and other off-balance sheet arrangements (as defined in Item 303 of Regulation S-K of the SEC) or obligations to fund any third party vendor or extend credit to any third party that existed or were effected by the Company or its direct or indirect Subsidiaries since January 1, 2008.

(j) Since January 1, 2008, there has been no transaction, or series of similar transactions, agreements, arrangements or understandings, nor is there any proposed transaction as of the date of this Agreement, or series of similar transactions, agreements, arrangements or understandings to which the Company or any of its Subsidiaries was or is to be a party, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the 1933 Act.

Section 5.08. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included or incorporated by reference in the Company SEC Documents fairly present in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), the consolidated financial position of the Company as of the dates thereof and its consolidated results of operations and cash flows for the periods then ended, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which would not reasonably be expected to be, either individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole).

Section 5.09. Disclosure Documents. (a) Each document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company’s shareholders in connection with the transactions contemplated by this Agreement (the “Company Disclosure Documents”), including the Schedule 14D-9, the proxy or information statement of the Company (the “Company Proxy Statement”), if any, to be filed with the SEC in connection with the Merger, and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the 1934 Act.

(a) (i) The Company Proxy Statement, as supplemented or amended, if applicable, at the time such Company Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Company and at the time such shareholders vote on approval of the Merger and adoption of the Plan of Merger, and (ii) any Company Disclosure Document (other than the Company Proxy Statement), at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto, at the time of any distribution or dissemination thereof, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The information with respect to the Company or any of its Subsidiaries that the Company supplies to Parent specifically for use in the Schedule TO and the Offer Documents, at the time of the filing of the Schedule TO or any amendment or supplement thereto, at the time of any distribution or dissemination of the Offer Documents and at the time of consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 5.09 will not apply to statements or omissions included or incorporated by reference in the Company Disclosure Documents, the Schedule TO and the Offer Documents based upon information supplied by Parent or Merger Subsidiary or any of their representatives or advisors specifically for use or incorporation by reference therein.

Section 5.10. Absence of Certain Changes. (a) Since the Company Balance Sheet Date, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices and there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(a) From the Company Balance Sheet Date until the date hereof, there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of Section 7.01.

Section 5.11. No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (i) liabilities or obligations disclosed and provided for in the Company Balance Sheet or in the notes thereto; (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practices since the Company Balance Sheet Date; and (iii) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 5.12. Compliance with Laws and Court Orders. The Company and each of its Subsidiaries is and since January 1, 2008, has been in compliance with, and to the knowledge of the Company and each Subsidiary is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any Applicable Law, except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There is no judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority outstanding against the Company or any of its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or that in any manner seeks to prevent, enjoin, alter or materially delay the Offer, the Merger or any of the other transactions contemplated hereby.

Section 5.13. Litigation. There is no action, suit, investigation or proceeding pending against, or, to the knowledge of the Company, threatened against or affecting, the Company, any of its Subsidiaries, any present or former officer, director or employee of the Company or any of its Subsidiaries or any Person for whom the Company or any of its Subsidiaries may be liable or any of their respective properties before (or, in the case of threatened actions, suits, investigations or proceedings, would be before) or by any Governmental Authority or arbitrator, that, if determined or resolved adversely in accordance with the plaintiff’s demands, would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 5.14. Properties. (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have good title to, or valid leasehold interests in, all property and assets reflected on the Company Balance Sheet or acquired after the Balance Sheet Date, except as have been disposed of since the Company Balance Sheet Date in the ordinary course of business consistent with past practice.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each lease, sublease or license (each, a “Lease”) under which the Company or any of its Subsidiaries leases, subleases or licenses any real property is valid and in full force and effect and (ii) neither the Company nor any of its Subsidiaries, nor to the Company’s knowledge any other party to a Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Lease, and neither the Company nor any of its Subsidiaries has received notice that it has breached, violated or defaulted under any Lease.

Section 5.15. Intellectual Property. Section 5.15 of the Company Disclosure Schedule sets forth a complete and correct list of all registrations and applications for registration of any Intellectual Property (other than domain names) owned by the Company or any of its Subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the Company and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted; (ii) to the knowledge of the Company, neither Company nor any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of any Person; (iii) to the knowledge of the Company, no Person has challenged, infringed, misappropriated or otherwise violated any Intellectual Property right owned by and/or licensed to the Company or any of its Subsidiaries; (iv) neither the Company nor any of its Subsidiaries has received any written notice or otherwise has knowledge of any pending or threatened claim, action, suit, order or proceeding with respect to any Intellectual Property used by the Company or any of its Subsidiaries or alleging that the any services provided, processes used or products manufactured, used, imported, offered for sale or sold by the Company or any of its Subsidiaries infringes, misappropriates or otherwise violates any Intellectual Property rights of any Person; (v) to the knowledge of the Company, the consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish any Intellectual Property right of the Company or any of its Subsidiaries or impair the right of Parent to develop, use, sell, license or dispose of, or to bring any action for the infringement of, any Intellectual Property right of the Company or any of its Subsidiaries; (vi) the Company and its Subsidiaries have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all material Trade Secrets owned, used or held for use by the Company or any of its Subsidiaries and no such Trade Secrets have been disclosed other than to supplier or other actual or prospective business partners, consultants, employees, representatives and agents of the Company or any of its Subsidiaries all of whom are bound by written confidentiality agreements or provisions; (vii) the IT Assets operate and perform in a manner that permits the Company and its Subsidiaries to conduct their respective businesses as currently conducted and, to the knowledge of the Company, no Person has gained unauthorized access to the IT Assets or the data stored therein; and (viii) the Company and its Subsidiaries have implemented reasonable backup and disaster recovery technology for its IT Assets consistent with industry practices.

Section 5.16. Taxes. (a) All material Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due in accordance with Applicable Law, and all such Tax Returns are, or shall be at the time of filing, true and complete in all material respects.

(a) The Company and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all material Taxes due and payable, or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all material Taxes through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books.

(b) The U.S. federal income Tax Returns of the Company and its Subsidiaries through the Tax year ended October 31, 2006 have been examined and closed or are Returns with respect to which the applicable period for assessment under Applicable Law, after giving effect to extensions or waivers, has expired.

(c) To the Company’s knowledge, there is no claim, audit, action, suit, proceeding or investigation now pending or threatened against or with respect to the Company or its Subsidiaries in respect of any Tax or Tax asset.

(d) During the five-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(e) Neither the Company nor any of its Subsidiaries has participated, or is currently participating, in any “listed transaction” as described in Treasury Regulations Section 1.6011-4(b).

(f) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company and its Subsidiaries has complied with all Applicable Law relating to the withholding of Taxes and the payment of such Taxes to the appropriate Taxing Authority.

(g) Neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation, indemnification or sharing of Taxes (other than pursuant to customary agreements with customers, vendors, lessors or lenders entered into in the ordinary course of business or any agreements solely between or among the Company and its Subsidiaries), and neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group (or similar state, local or foreign filing group) filing a consolidated income Tax Return (other than a group the common parent of which is the Company) or (B) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise, other than pursuant to customary agreements with customers, vendors, lessors or lenders entered into in the ordinary course of business.

(h) No closing agreements, private letter rulings, technical advice memoranda or similar agreements, rulings or memoranda have been entered into or issued by any Taxing Authority with respect to the Company within three years of the date of this Agreement, and no such agreement, ruling or memorandum has been applied for and is currently pending. No material closing agreements, private letter rulings, technical advice memoranda or similar agreements, rulings or memoranda have been entered into or issued by any Taxing Authority with respect to any of the Company’s Subsidiaries within three years of the date of this Agreement, and no such agreement, ruling or memorandum has been applied for and is currently pending.

(i) “Tax” means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee, (ii) in the case of the Company or any of its Subsidiaries, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Company or any of its Subsidiaries to a Taxing Authority is determined or taken into account with reference to the activities of any other Person, and (iii) liability of the Company or any of its Subsidiaries for the payment of any amount as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amount imposed on any Person of the type described in (i) or (ii) as a result of any existing express agreement or arrangement (including an indemnification agreement or arrangement). “Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information. “Tax Sharing Agreements” means all existing agreements or arrangements binding the Company or any of its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability (excluding any indemnification agreement or arrangement pertaining to the sale or lease of assets or subsidiaries).

Section 5.17. Employee Benefit Plans. (a) Section 5.17(a) of the Company Disclosure Schedule contains a correct and complete list identifying each material “employee benefit plan,” as defined in Section 3(3) of ERISA, each material employment, severance or similar contract, plan, arrangement or policy and each other material plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any ERISA Affiliate and covers any employee or former employee of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability. Copies of such plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto and written interpretations thereof have been made available to Parent together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and Tax Return (Form 990) prepared in connection with any such plan or trust. Such plans (disregarding, for the purposes of the representations contained in Section 5.17(b) through Section 5.17(m), the materiality qualifiers included in the first sentence of this Section 5.17(a)) are referred to collectively herein as the “Employee Plans.” Section 5.17(a) of the Company Disclosure Schedule separately lists any Employee Plan which relates primarily to employees or former employees whose principal place of work is outside the U.S. (collectively, the “International Plans”).

(a) Neither the Company nor any ERISA Affiliate nor any predecessor thereof sponsors, maintains or contributes to, or has in the past five years sponsored, maintained or contributed to, any Employee Plan subject to Title IV of ERISA.

(b) Neither the Company nor any ERISA Affiliate nor any predecessor thereof contributes to, or has in the past five years contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA (a “Multiemployer Plan”).

(c) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and the Company is not aware of any reason why any such determination letter should be revoked or not be reissued. The Company has made available to Parent copies of the most recent Internal Revenue Service determination letters with respect to each such Employee Plan. Each Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Employee Plan. No material events have occurred with respect to any Employee Plan that could result in payment or assessment by or against the Company of any material excise Taxes under the Code. With respect to each International Plan: (i) each such International Plan has been maintained in substantial compliance with its terms and all Applicable Law and has been maintained in good standing with applicable Governmental Authorities, (ii) each such International Plan intended to qualify for special Tax treatment, meets all requirements for such treatment and (iii) if any such International Plan is required to be funded or requires the Company or any of its Subsidiaries to carry a book reserve, there exists no material deficiency relating to such funding or book reserve requirement as determined pursuant to reasonable actuarial assumptions and methods and Applicable Law.

(d) The consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any employee or former employee or independent contractor of the Company or any of its Subsidiaries to severance pay or accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation, requirement or restriction pursuant to any Employee Plan. There is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, would entitle any employee or former employee to any material payment or benefit as a result of the transactions contemplated hereby that would not be deductible pursuant to the terms of Section 280G of the Code.

(e) No Employee Plan or International Plan exists that could give rise to the payment of any material amount that would not be deductible pursuant to the terms of Section 162(m) of the Code.

(f) Neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or its Subsidiaries except as required to avoid excise Tax under Section 4980B of the Code.

(g) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, an Employee Plan which would increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 2009.

(h) All contributions and payments accrued under each Employee Plan, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending as of the date hereof, have been discharged and paid on or prior to the date hereof except to the extent reflected as a liability on the Company Balance Sheet.

(i) There is no action, suit, investigation, audit or proceeding pending against or involving or, to the knowledge of the Company, threatened against or involving, any Employee Plan before any Governmental Authority.

(j) Neither the Company nor any of its Subsidiaries is party to any effective or pending collective bargaining agreement, works council agreement, employee collective agreement or other labor agreement covering employees or former employees of the Company or any of its Subsidiaries or is currently negotiating any such agreement. As relates to the transactions contemplated by this Agreement, the Company and its Subsidiaries (i) have provided all information to labor representatives that they are required to provide and (ii) have fulfilled all obligations to consult and negotiate with such labor representatives, in each case as required by Applicable Law. There are no (i) labor strikes, slowdowns or stoppages current, pending or threatened against or affecting the Company or any of its Subsidiaries, (ii) representation claims or petitions pending before the National Labor Relations Board or any foreign equivalent and there are no questions, or to the Company’s knowledge, any organizing efforts or challenges concerning representation with respect to the employees of the Company or any of its Subsidiaries, or (iii) material grievances or pending arbitration proceedings against the Company or any of its Subsidiaries that arose out of or under any collective bargaining agreement.

(k) Since the Company Balance Sheet Date, neither the Company nor any of its Subsidiaries has effectuated or announced (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries, (ii) a “mass layoff” (as defined in the WARN Act) or (iii) such other transaction, layoff, reduction in force or employment terminations sufficient in number to trigger application of any similar Applicable Law.

(l) Except to the extent that the consummation of the Offer on the express terms set forth in this Agreement and the payment of the amounts and benefits contemplated by such Employee Plan would not result in a violation of Rule 14d-10(a) under the 1934 Act, the Compensation Committee of the Board of Directors (the “Compensation Committee”) has (i) approved each Employee Plan pursuant to which consideration is payable to any officer, director or employee (each, a “Compensation Arrangement”) as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the 1934 Act, and (ii) taken all other actions necessary or advisable to satisfy the requirements of the non-exclusive safe harbor with respect to such Compensation Arrangement in accordance with Rule 14d-10(d)(2) under the 1934 Act (the approvals and actions referred to in clauses (i) and (ii) above, the “Compensation Arrangement Approvals”). The Board of Directors has determined that the Compensation Committee is composed solely of “independent directors” in accordance with the requirements of Rule 14d-10(d)(2) under the 1934 Act and the instructions thereto.

Section 5.18. Environmental Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review is pending or, to the knowledge of the Company, is threatened by any Person relating to the Company or any of its Subsidiaries and relating to any Environmental Law; (ii) the Company and its Subsidiaries are and have been in compliance with all Environmental Laws and all Environmental Permits; and (iii) there are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance.

(b) None of the transactions contemplated by this Agreement will trigger any filing or other action under the Connecticut Hazardous Waste Establishment Transfer Act or the New Jersey Industrial Site Recovery Act.

Section 5.19. Material Contracts. The Company has made available to Parent a true and complete copy of each material contract, agreement, arrangement or understanding which is currently in force and which provides for either historical (during the last three years) or reasonably contemplated payments by or to the Company of $25,000,000 or more (each, a “Material Contract”). Except for breaches, violations or defaults which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each of the Material Contracts is valid and in full force and effect and (ii) neither the Company nor any of its Subsidiaries, nor to the Company’s knowledge any other party to a Material Contract, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Material Contract, and neither the Company nor any of its Subsidiaries has received notice that it has breached, violated or defaulted under any Material Contract. For the purposes of the preceding sentence only, each contract entered into pursuant to clause (ii) of Section 7.01(j) shall be deemed to be a Material Contract with the representations and warranties contained in the preceding sentence deemed to be made, in each case, only as of the Effective Time. Neither the Company nor any of its Subsidiaries is party to any contract, agreement, arrangement or understanding containing any provision or covenant limiting in any manner material to the business of the Company and its Affiliates, taken as a whole, to (i) sell any products or services of or to any other Person or in any geographic region, (ii) engage in any line of business or (iii) compete with or to obtain products or services from any Person or limiting the ability of any Person to provide products or services to the Company or any of its Affiliates.

Section 5.20. Finders’ Fees. Except for Morgan Stanley & Co. Incorporated and Houlihan Lokey Howard & Zukin Financial Advisors, Inc., there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement. The Company has provided to Parent a copy of each of the engagement agreements with Morgan Stanley & Co. Incorporated and Houlihan Lokey Howard & Zukin Financial Advisors, Inc. related to the transactions contemplated by this Agreement.

Section 5.21. Opinion of Financial Advisor. The Company’s Board of Directors has received the opinions of each of Morgan Stanley & Co. Incorporated, financial advisor to the Company, and Houlihan Lokey Howard & Zukin Financial Advisors, Inc. to the effect that, as of the date of this Agreement, the consideration to be received in the Offer and the Merger, taken together, by holders of Company Common Stock (other than Parent, Merger Subsidiary and their respective Affiliates) is fair to such holders from a financial point of view.

Section 5.22. Antitakeover Statutes and Rights Agreement. (a) The Company has taken all action necessary to exempt the Offer, the Merger, this Agreement and the transactions contemplated hereby from Sections 302A.671, 302A.673 and 302A.675 of the MBCA, and, accordingly, none of such Sections nor any other antitakeover or similar statute or regulation applies or purports to apply to any such transactions. Other than Chapter 80B of the Minnesota Statutes, no other “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws enacted under the Minnesota Statutes or U.S. federal laws apply to this Agreement or any of the transactions contemplated hereby.

(a) The Company has taken all action necessary to render the Company Rights issued pursuant to the terms of the Company Rights Agreement inapplicable to the Offer, the Merger, this Agreement and the transactions contemplated hereby.

ARTICLE 6
Representations and Warranties of Parent and Merger Subsidiary

Parent and Merger Subsidiary, jointly and severally, represent and warrant to the Company, subject to and qualified by items disclosed in the Parent Disclosure Schedule (it being agreed that disclosure of any item with respect to any Section of this Article 6 in the Parent Disclosure Schedule shall be deemed disclosure with respect to the other representations and warranties of Parent and Merger Subsidiary set forth in this Article 6 other than the Section to which such disclosure specifically relates if the relevance of such item thereto is reasonably apparent), as follows:

Section 6.01. Corporate Existence and Power. Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. Parent has heretofore made available to the Company true and complete copies of the certificates of incorporation and bylaws of Parent and Merger Subsidiary as currently in effect. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement. Merger Subsidiary was incorporated solely for the purpose of consummating the Offer, the Merger and the transactions contemplated by this Agreement. All of the outstanding shares of capital stock of Merger Subsidiary have been validly issued, are fully paid and nonassessable and are owned by, and at the Effective Time will be owned by, Parent, free and clear of all Liens.

Section 6.02. Corporate Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action of each of Parent and Merger Subsidiary. This Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary, enforceable against Parent and Merger Subsidiary in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

Section 6.03. Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of articles of merger with respect to the Merger with the Minnesota Secretary of State and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and of laws analogous to the HSR Act existing in foreign jurisdictions, (iii) compliance with any applicable requirements of the 1934 Act, any other state or federal securities laws and the rules and regulations of any national securities exchange which are applicable to Parent, (iv) such filings as may be required under Chapter 80B of the Minnesota Statutes and (v) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 6.04. Non-contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or Merger Subsidiary or (ii) assuming compliance with the matters referred to in Section 6.03, contravene, conflict with, or result in a violation or breach of any provision of any Applicable Law, with only such exceptions, in the case of clause (ii), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 6.05. Disclosure Documents. (a) The information with respect to Parent and any of its Subsidiaries that Parent supplies to the Company specifically for use in any Company Disclosure Document will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (i) in the case of the Company Proxy Statement, as supplemented or amended, if applicable, at the time such Company Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Company and at the time such shareholders vote on approval of the Merger and adoption of the Plan of Merger, and (ii) in the case of any Company Disclosure Document other than the Company Proxy Statement, at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto, at the time of any distribution or dissemination thereof and at the time of consummation of the Offer.

(a) The Schedule TO, when filed, and the Offer Documents, when distributed or disseminated, will comply as to form in all material respects with the applicable requirements of the 1934 Act and, at the time of such filing or the filing of any amendment or supplement thereto, at the time of such distribution or dissemination and at the time of consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties in this Section 6.05 will not apply to statements or omissions included or incorporated by reference in the Schedule TO and the Offer Documents based upon information supplied to Parent or Merger Subsidiary by the Company or any of its representatives or advisors specifically for use or incorporation by reference therein.

Section 6.06. Finders’ Fees. Except for Barclays Capital, Inc., whose fees will be paid by Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or Merger Subsidiary who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 6.07. Litigation. Except for matters which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, as of the date hereof, there are no civil, criminal, administrative or regulatory actions, suits, claims, hearings, investigations or proceedings pending against Parent or any of its Subsidiaries.

Section 6.08. Ownership of Shares. Except as previously disclosed to the Company, neither Parent nor Merger Subsidiary or any of their Subsidiaries beneficially owns any shares of Company Common Stock as of the date hereof.

Section 6.09. Financing. Parent has, and will have at each of the Acceptance Time and the Effective Time, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to consummate the Offer, the Merger and the transactions contemplated by this Agreement, including to pay (i) the aggregate Offer Price for all of the Shares accepted for payment pursuant to the Offer, (ii) the aggregate Merger Consideration to be paid to holders of Shares at the Effective Time, (iii) the aggregate consideration to be paid as a result of the Merger pursuant to any award or arrangement made under any Company Stock Plan, (iv) all amounts resulting from the obligations described in Section 3.06 and (v) all related fees and expenses pursuant to the Offer and the Merger.

ARTICLE 7
Covenants of the Company

The Company agrees that:

Section 7.01. Conduct of the Company. From the date hereof until the Acceptance Time, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and use commercially reasonable efforts to (i) preserve intact its present business organization, (ii) maintain in effect all of its foreign, federal, state and local licenses, permits, consents, franchises, approvals and authorizations, (iii) keep available the services of its directors, officers and key employees and (iv) maintain satisfactory relationships with its customers, lenders, suppliers and others having material business relationships with it. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement or as set forth in Section 7.01 of the Company Disclosure Schedule, the Company shall not, nor shall it permit any of its Subsidiaries to:

(a) amend its articles of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise);

(b) (i) split, combine or reclassify any shares of its capital stock, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except for dividends by any of its wholly owned Subsidiaries, (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or any Company Subsidiary Securities, (iv) place any limitation on the ability of any Subsidiary to pay dividends or return capital or repay intercompany loans or interest due thereon or (v) constrict or prohibit any Subsidiary from selling, transferring, conveying or assigning any rights, assets or liabilities to any other Subsidiary;

(c) (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Company Securities or Company Subsidiary Securities, other than the issuance of (A) any shares of Company Common Stock upon the exercise of Company Stock Options or the vesting and settlement of Stock Plan Awards outstanding as of the date hereof, in accordance with the terms of such Company Stock Option or Stock Plan Award, or any agreement related thereto, and in effect on the date of this Agreement and (B) any shares of Company Common Stock upon the conversion of the Company Convertible Notes and (C) any Company Subsidiary Securities to the Company or any other Subsidiary of the Company or (ii) amend any term of any Company Security or any Company Subsidiary Security (in each case, whether by merger, consolidation or otherwise);

(d) incur any capital expenditures or any obligations or liabilities in respect thereof, except for (i) those contemplated by the capital expenditure budgets that have been made available to Parent prior to the date of this Agreement and (ii) any unbudgeted capital expenditures not to exceed $1,000,000 individually or $5,000,000 in the aggregate;

(e) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than supplies in the ordinary course of business of the Company and its Subsidiaries in a manner that is consistent with past practice;

(f) sell, lease or otherwise transfer, or create or incur any Lien on, any of the Company’s or its Subsidiaries’ assets, securities, properties, interests or businesses, other than (i) sales of inventory or obsolete equipment in the ordinary course of business consistent with past practice and (ii) sales of assets, securities, properties, interests or businesses with a sale price (including any related assumed indebtedness) that does not exceed $1,000,000 individually or $5,000,000 in the aggregate;

(g) permit to lapse any material Intellectual Property owned by the Company or any of its Subsidiaries (other than pending applications abandoned based on obstacles in prosecution and the exercise of reasonable business judgment);

(h) other than in connection with actions permitted by Section 7.01(d) or Section 7.01(e), make any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business consistent with past practice;

(i) create, incur, assume, suffer to exist or otherwise be liable with respect to any indebtedness for borrowed money or guarantees thereof other than in the ordinary course of business and in amounts and on terms consistent with past practices;

(j) (i) enter into any contract, agreement, arrangement or understanding of the type referred to in the last sentence of Section 5.19 or (ii) enter into, amend or modify in any material respect or terminate any Material Contract (or any contract which, had it been in effect on the date hereof, would have been a Material Contract as such term is defined in Section 5.19) other than in the ordinary course of business consistent with past practice or otherwise waive, release or assign any material rights, claims or benefits of the Company or any of its Subsidiaries;

(k) (i) with respect to any director, officer or employee of the Company or any of its Subsidiaries whose annual base salary exceeds $175,000, (A) grant or increase any severance or termination pay to (or amend any existing severance pay or termination arrangement) or (B) enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement), (ii) increase benefits payable under any existing severance or termination pay policies, fund any benefit payable under the Company Change in Control Plans or any similar plans or terminate the employment of any participant in the Company Change in Control Plans other than for “Cause” (within the meaning of any such plan covering such participant) or make any changes that would give any participant in the Company Change in Control Plans “Good Reason” (within the meaning of any such plan covering such participant), (iii) establish, adopt or amend (except as required by Applicable Law) any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, stock option, restricted stock or other benefit plan or arrangement, (iv) increase compensation, bonus or other benefits payable to any employee of the Company or any of its Subsidiaries, except, with respect to any director, officer or employee of the Company or any of its Subsidiaries whose annual base salary does not exceed $175,000, for increases in the ordinary course of business consistent with past practice or (v) except in the ordinary course of business consistent with past practice, change the position or job grade of any employee in a manner that would make such employee newly eligible to participate in any Company Change in Control Plan or increase the level of severance benefits or protections such employee would receive under any Company Change in Control Plan in which the employee was previously eligible to participate or otherwise change the eligibility of any employee for any change in control or similar benefits or protections under any plans or arrangements of the Company or its Subsidiaries, provided, however, that the Company shall not change the position or job grade of any employee, or newly employ any Person, in a manner that would make such employee or Person newly eligible to participate in the ADC Telecommunications, Inc. Executive Change in Control Severance Plan or the ADC Telecommunications, Inc. Executive Change In Control Severance Pay Plan (For Individuals Who Become Eligible Employees After January 27, 2010);

(l) change the Company’s methods of accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the 1934 Act, as agreed to by its independent public accountants;

(m) settle, or offer or propose to settle, (i) any material litigation, investigation, arbitration, proceeding or other claim involving or against the Company or any of its Subsidiaries not related to the transactions contemplated hereby, other than settlements, offers or proposals to settle made in the ordinary course of business consistent with past practice, (ii) any shareholder litigation or dispute against the Company or any of its officers or directors or (iii) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby;

(n) make or change any material Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, materially amend any Tax Returns or file claims for material Tax refunds, enter into any material closing agreement, settle any material Tax claim, audit or assessment, or surrender any right to claim a material Tax refund, offset or other reduction in Tax liability;

(o) withdraw or modify, or permit the withdrawal or modification of, the Compensation Arrangement Approvals; or

(p) agree, resolve or commit to do any of the foregoing.

Section 7.02. Shareholder Meeting; Proxy Material. If required by the MBCA to consummate the Merger, the Company shall cause a meeting of its shareholders (the “Company Shareholder Meeting”) to be duly called and held as soon as reasonably practicable after the Acceptance Time (or, as applicable, after the consummation of any Subsequent Offering Period) for the purpose of voting on the approval of the Merger and adoption of the Plan of Merger. If required by MBCA to consummate the Merger, the Board of Directors shall recommend approval of the Merger and adoption of Plan of Merger by the shareholders of the Company. In connection with such meeting, if required, the Company shall (i) promptly prepare and file with the SEC, shall use its reasonable best efforts to have cleared by the SEC and shall thereafter mail to its shareholders as promptly as practicable the Company Proxy Statement and all other proxy materials for such meeting, (ii) use its reasonable best efforts to obtain the Company Shareholder Approval and (iii) otherwise comply with all legal requirements applicable to such meeting.

Section 7.03. Access to Information. After the date hereof and prior to the earlier of the termination of this Agreement and the Effective Time, and subject to the Confidentiality Agreement dated as of March 26, 2010 between the Company and Parent (the “Confidentiality Agreement”), the Company shall (i) give Parent, its counsel, financial advisors, auditors and other authorized representatives, upon reasonable notice, reasonable access during normal business hours to the offices, properties, books and records of the Company and the Subsidiaries, (ii) furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct the employees, counsel, financial advisors, auditors and other authorized representatives of the Company and its Subsidiaries to cooperate with Parent in the matters described in (i) and (ii) above. Any activities conducted pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries. Nothing in this Section 7.03 shall require the Company to provide any access, or to disclose any information (i) if permitting such access or disclosing such information would violate Applicable Law (including antitrust and privacy laws) or (ii) protected by attorney/client privilege to the extent such privilege cannot be protected by the Company through the exercise of its reasonable efforts.

Section 7.04. No Solicitation; Other Offers. (a) After the date hereof and prior to the earlier of the termination of this Agreement and the Acceptance Time, the Company and its Subsidiaries shall not (and the Company shall use its reasonable best efforts to cause its or any of its Subsidiaries’ officers or directors, investment bankers, attorneys, accountants, consultants or other agents or advisors (collectively, “Representatives”) not to), directly or indirectly, (i) solicit, initiate or knowingly take any action to facilitate or encourage the submission of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, any Person with respect to inquiries regarding, or the making of, an Acquisition Proposal, (iii) fail to make, withdraw, modify or amend in a manner adverse to Parent the Company Board Recommendation (or recommend an Acquisition Proposal or knowingly take any action or make any statement inconsistent with the Company Board Recommendation) (any of the foregoing in this clause (iii), an “Adverse Recommendation Change”), (iv) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries or under the Company Rights Agreement, (v) take any action to render the restrictions on a “control share acquisition” set forth in Section 302A.671 of the MBCA inapplicable to any transaction, (vi) approve any transaction under, or any Person becoming an “interested shareholder” under, Section 302A.673 of the MBCA or (vii) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an Acquisition Proposal (other than a confidentiality agreement with a Person to whom the Company is permitted to provide information in accordance with Section 7.04(b)). It is agreed that any violation of the restrictions on the Company set forth in this Section by any Representative of the Company or any of its Subsidiaries shall be a breach of this Section by the Company.

(a) Notwithstanding Section 7.04(a), at any time prior to the Acceptance Time:

(i) the Company, directly or indirectly through its Representatives, may (A) engage in negotiations or discussions with any Person and its Representatives that, subject to the Company’s compliance with Section 7.04(a), has made after the date of this Agreement a bona fide, written Acquisition Proposal that the Board of Directors reasonably believes is or will lead to a Superior Proposal and (B) furnish to such Person or its Representatives non-public information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement (a copy of which shall be provided for informational purposes only to Parent) with such Person with terms no less favorable to the Company than those contained in the Confidentiality Agreement, if, in the case of either clause (A) or (B), the Board of Directors determines in good faith, after consultation with outside legal counsel, that the failure to take such action is reasonably likely to result in a breach of its fiduciary duties under Applicable Law; provided that (1) such confidentiality agreement may contain a less restrictive or no standstill restriction, in which case the Confidentiality Agreement shall be deemed to be amended to contain only such less restrictive provision, or to omit such provision, as applicable, and (2) all such information provided or made available to such Person (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, substantially concurrent with the time it is provided or made available to such other Person; and

(ii) subject to compliance with Section 7.04(e), the Board of Directors may make an Adverse Recommendation Change if the Board of Directors determines in good faith, after consultation with outside legal counsel (and a financial advisor, in the case of clause (A)), that (A) an Acquisition Proposal constitutes a Superior Proposal and the failure to take such action is reasonably likely to result in a breach of its fiduciary duties under Applicable Law or (B) in the absence of an Acquisition Proposal, due to material events or changes in circumstances after the date hereof that were neither known to nor reasonably foreseeable by the Company as of or prior to the date hereof, the failure to take such action is reasonably likely to result in a breach of its fiduciary duties under Applicable Law.

In addition, nothing contained in this Agreement shall prohibit the Company or the Board of Directors from taking and disclosing to the Company’s shareholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the 1934 Act or from making such disclosure to the Company’s shareholders which, in the judgment of the Board of Directors, after receiving advice of outside counsel, may be required under Applicable Law (it being agreed that the issuance by the Company or the Board of Directors of a “stop, look and listen” statement pending disclosure of its position, as contemplated by Rules 14d-9 and 14e-2(a) promulgated under the 1934 Act shall not constitute an Adverse Recommendation Change). The furnishing of information or engaging in discussions or negotiations by the Company in accordance with Section 7.04(b)(i) shall not, by themselves, constitute an Adverse Recommendation Change.

(b) For purposes of this Agreement, “Superior Proposal” means a bona fide, unsolicited written Acquisition Proposal (provided that, for the purposes of this definition references to “25%” in the definition of Acquisition Proposal shall be deemed replaced with reference to “50%”) that the Board of Directors determines in good faith by a majority vote, after considering the advice of a financial advisor of nationally recognized reputation and outside legal counsel, would result in a transaction more favorable, from a financial point of view, to the Company’s shareholders than the transactions provided hereunder (taking into account, among other things, (i) all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, the likelihood of consummation without undue delay relative to the transactions contemplated by this Agreement and, if such Acquisition Proposal involves any financing, the likelihood of obtaining such financing and the terms on which such financing may be secured and (ii) any, bona fide, written proposal by Parent to amend the terms of this Agreement delivered to the Company prior to the termination of this Agreement).

(c) The Company shall notify Parent in writing within one Business Day after receipt of any Acquisition Proposal, any inquiry or meaningful communication with respect to an Acquisition Proposal, or request for access to the properties, books or records of the Company or any Subsidiary by any Person that informs the Board of Directors or such Subsidiary that it is considering making, or has made, an Acquisition Proposal. The written notice shall include the material terms of the Acquisition Proposal or such inquiry, communication or request (including the identity of the Person making such Acquisition Proposal, inquiry, communication or request), and, if in writing, shall include a copy of such Acquisition Proposal, inquiry, communication or request. The Company shall keep Parent reasonably informed of any material changes with respect to such Acquisition Proposal, inquiry, communication or request and will provide Parent as soon as reasonably practicable (but in no event later than two Business Days) after receipt thereof copies of all correspondence and other written material sent or provided to the Company from any Person in connection therewith.

(d) The Board of Directors shall not make an Adverse Recommendation Change in response to a Superior Proposal or exercise its right to terminate this Agreement pursuant to Section 11.01(d)(ii) unless: (i) the Company has promptly notified Parent in writing that the Board of Directors has determined that an Acquisition Proposal is a Superior Proposal or that the Board of Directors intends to make an Adverse Recommendation Change in connection with such Superior Proposal, (ii) such notice (the “Superior Proposal Notice”) specifies in reasonable detail (A) the material terms and conditions of such Superior Proposal, (B) the identity of the Person making such Superior Proposal and (C) if applicable, the terms and conditions of any proposed agreement relating to such Superior Proposal, and (iii) a period commencing on the date that the Superior Proposal Notice is deemed to be received by Parent in accordance with Section 12.01 and ending at 5:00 p.m., Central Time, on the third Business Day thereafter (such three-Business Day period, the “Notice Period”) has elapsed and the Company has not received from Parent a written proposal to amend the terms of this Agreement that the Board of Directors determines in good faith by a majority vote, after considering the advice of a financial advisor of nationally recognized reputation and outside legal counsel, to be at least as favorable, from a financial point of view, to the Company’s shareholders than the transactions described in the Superior Proposal Notice. It is understood and agreed that, upon the expiration of a Notice Period, if the Company has not received from Parent a written proposal to amend the terms of this Agreement that the Board of Directors determines in good faith by a majority vote, after considering the advice of a financial advisor of nationally recognized reputation and outside legal counsel, to be at least as favorable, from a financial point of view, to the Company’s shareholders than the transactions described in the Superior Proposal Notice, the Company shall have the right to terminate this Agreement pursuant to Section 11.01(d)(ii) at any time.

(e) The Company shall, and shall cause its Subsidiaries and its and their Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Person and its Representatives conducted prior to the date hereof with respect to any Acquisition Proposal. The Company shall promptly request that each Person, if any, that has executed a confidentiality agreement within the 24-month period prior to the date hereof in connection with its consideration of any Acquisition Proposal return or destroy all confidential information heretofore furnished to such Person by or on behalf of the Company or any of its Subsidiaries (and all analyses and other materials prepared by or on behalf of such Person that contains, reflects or analyzes that information) and that such Person provide a certificate of such return or destruction to the Company (it being agreed, however, that the Company’s obligations pursuant to this sentence shall be limited to, and subject to the terms and conditions of, such confidentiality agreement). The Company shall use its reasonable best efforts to secure all such certifications, to the extent it is entitled to such certifications under the terms of the relevant confidentiality agreement, as promptly as practicable.

Section 7.05. Section 16 Matters. Prior to the Acceptance Time, the Company shall take all such steps as may be required to cause any dispositions of shares of Company Common Stock in connection with the transactions contemplated by this Agreement (including derivative securities of such shares) by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the 1934 Act.

Section 7.06. Compensation Arrangements. Prior to the Acceptance Time, the Company (acting through its Compensation Committee) will take all steps that may be necessary or advisable to cause each Compensation Arrangement entered into by the Company or any of its Subsidiaries on or after the date hereof to be approved by the Compensation Committee (comprised solely of “independent directors” determined in the manner described in the last sentence of Section 5.17(m)) as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the 1934 Act and to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) of the 1934 Act.

Section 7.07. Stock Exchange De-listing. After the Acceptance Time, the Company shall use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Law and rules and policies of the Nasdaq to enable the de-listing by the Surviving Corporation of the Company Stock from the Nasdaq and the deregistration of the Company Stock under the 1934 Act as promptly as practicable after the Effective Time, and in any event no more than 10 days thereafter.

Section 7.08. Takeover Statutes. The Company shall, to the extent permitted by Applicable Law, use its reasonable best efforts (a) to take all actions necessary so that no “control share acquisition,” “fair price,” “moratorium” or other antitakeover or similar statute or regulation becomes applicable to the transactions contemplated by this Agreement and (b) if any such antitakeover or similar statute or regulation becomes applicable to the transactions contemplated by this Agreement, to take all actions necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated herein and otherwise to take all such other actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on the transactions contemplated hereby.

ARTICLE 8
Covenants of Parent

Parent agrees that:

Section 8.01. Obligations of Merger Subsidiary. Parent shall take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Offer and the Merger on the terms and conditions set forth in this Agreement.

Section 8.02. Voting of Shares. Parent shall cause all Shares purchased pursuant to the Offer and all other Shares owned beneficially or of record by Parent, Merger Subsidiary or any other Subsidiary of Parent to be voted in favor of the approval of the Merger and adoption of the Plan of Merger at the Company Shareholder Meeting or any postponement or adjournment thereof.

Section 8.03. Director and Officer Liability. Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

(a) For six years after the Effective Time, the Surviving Corporation shall indemnify and hold harmless the present and former officers and directors of the Company (each, an “Indemnified Person”) in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by the MBCA or any other Applicable Law, subject to any provisions in the Company’s articles of incorporation and bylaws in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under Applicable Law.

(b) For six years after the Effective Time, Parent shall cause to be maintained in effect provisions in the Surviving Corporation’s articles of incorporation and bylaws (or in such documents of any successor to the business of the Surviving Corporation) regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of this Agreement.

(c) For the six-year period commencing at the Effective Time, Parent shall, or shall cause the Surviving Corporation to, continue to maintain in effect, and fully pay the premium for, the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), in each case for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period or time at or prior to the Effective Time, with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies; provided that, in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence an annual premium amount in excess of 175% of the amount per annum the Company paid in its last full fiscal year, which amount is set forth in Section 8.03(c) of the Company Disclosure Schedule; and provided further that, if the aggregate premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

(d) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 8.03.

(e) The rights of each Indemnified Person under this Section 8.03 shall be in addition to any rights such Person may have under the articles of incorporation or bylaws of the Company or any of its Subsidiaries, under the MBCA or any other Applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

Section 8.04. Employee Matters. (a) For a period of one year following the Effective Time, Parent shall provide to all employees of the Company or any of its Subsidiaries as of the Effective Time who continue employment with the Surviving Corporation or any of its Affiliates (“Continuing Employees”) base salary or base wages and benefits (excluding, for this purpose, equity-based compensation) that is, in the aggregate, substantially comparable to such salary or wages and benefits provided by the Company and its Subsidiaries as in effect immediately prior to the Effective Time.

(a) With respect to any “employee benefit plan,” as defined in Section 3(3) of ERISA, maintained by Parent or any of its Subsidiaries, including the Surviving Corporation, in which any Continuing Employee becomes a participant, such Continuing Employee shall receive full credit (for purposes of eligibility to participate, vesting, and benefit level with respect to vacation entitlement, severance benefits and other paid time off) for service with the Company or any of its Subsidiaries (or predecessor employers to the extent the Company provides such past service credit) to the same extent that such service was recognized as of the Effective Date under a comparable plan of the Company and its Subsidiaries in which the Continuing Employee participated.

(b) Parent shall waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by Parent or any of its Subsidiaries in which the Continuing Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable plan of the Company and its Subsidiaries in which the Continuing Employee participated. If a Continuing Employee commences participation in any health benefit plan of Parent or any of its Subsidiaries after the commencement of a calendar year, to the extent commercially practicable, Parent shall cause such plan to recognize the dollar amount of all co-payments, deductibles and similar expenses incurred by such Continuing Employee (and his or her eligible dependents) during such calendar year for purposes of satisfying such calendar year’s deductible and co-payment limitations under the relevant welfare benefit plans in which such Continuing Employee (and dependents) commences participation.

(c) Nothing in this Section 8.04 shall (i) be treated as an amendment of, or undertaking to amend, any benefit plan, (ii) prohibit Parent or any of its Subsidiaries, including the Surviving Corporation, from amending any employee benefit plan or (iii) confer any rights or benefits on any person other than the parties to this Agreement.

ARTICLE 9
Covenants of Parent and the Company

The parties hereto agree that:

Section 9.01. Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, the Company and Parent shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement and (iii) cooperating and providing each other with all necessary and reasonable assistance and information to ensure that any works councils or committees, trade unions and/or employee representatives applicable to the non-U.S. Continuing Employees are provided with the information required in order for proper consultation to take place; provided, however, that the obligations set forth in this sentence shall not be deemed to have been breached as a result of actions by the Company expressly permitted under Section 7.04(b).

(a) In furtherance and not in limitation of the foregoing, each of Parent and the Company shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) as promptly as practicable and in any event within 10 Business Days of the date hereof. Each of Parent and the Company shall (i) respond as promptly as practicable to any inquiries received from the FTC or the Antitrust Division for additional information or documentation and to all inquiries and requests received from any State Attorney General or other Governmental Authority in connection with antitrust matters, and (ii) not extend any waiting period under the HSR Act or enter into any agreement with the FTC or the Antitrust Division not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other parties hereto. Parent shall offer to take (and if such offer is accepted, commit to take) with respect to itself and the Company all commercially reasonable steps to avoid or eliminate impediments under any antitrust, competition, or trade regulation law that may be asserted by the FTC, the Antitrust Division, any State Attorney General or any other Governmental Authority with respect to the Merger (including with respect to any of the suits, actions or proceedings described in clause (ii)(A) of Annex I to this Agreement) so as to enable the consummation thereof as promptly as reasonably practicable; provided, however, that Parent shall not be required to agree to or accept (i) limitations on the ability of Parent to vote the capital stock of the Company or the Surviving Corporation on any matter or (ii) any divestitures by Parent, the Company or any of their respective Subsidiaries, of shares of capital stock or of any business, assets, rights or property of Parent or its Subsidiaries or of the Company or its Subsidiaries or the imposition of any limitations on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock. At the request of Parent, the Company shall agree to divest, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services, or assets of the Company or any of its Subsidiaries (but, absent such request, the Company shall not take any such action), provided that, any such action shall be conditioned upon the consummation of the Merger and the transactions contemplated hereby. Each party shall (i) promptly notify the other party of any written communication to that party from the FTC, the Antitrust Division, any State Attorney General or any other Governmental Authority and, subject to Applicable Law, permit the other party to review in advance any proposed written communication to any of the foregoing; (ii) not agree to participate in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning any competition or antitrust matters in connection with this Agreement or the Merger unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate thereat; and (iii) furnish the other party with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between them and their affiliates and their respective representatives on the one hand, and any government or regulatory authority or members or their respective staffs on the other hand, with respect to any competition or antitrust matters in connection with this Agreement and the Merger.

Section 9.02. Certain Filings. The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Company Disclosure Documents and the Offer Documents, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Company Disclosure Documents or the Offer Documents and seeking timely to obtain any such actions, consents, approvals or waivers; provided, however, that the obligations set forth in this sentence shall not be deemed to have been breached as a result of actions by the Company expressly permitted under Section 7.04(b).

Section 9.03. Public Announcements. From and after the date hereof and prior to the earlier of the termination of this Agreement and the Effective Time, Parent and the Company shall consult with each other before issuing any press release, having any communication with the press (whether or not for attribution) or making any other public statement, or scheduling any press conference or conference call with investors or analysts, with respect to this Agreement or the transactions contemplated hereby and, except in respect of any public statement or press release as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release or make any such other public statement or schedule any such press conference or conference call before such consultation.

Section 9.04. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 9.05. Merger without Meeting of Shareholders. If, at any time after the Acceptance Time, Parent, Merger Subsidiary and any other Subsidiary of Parent shall collectively own at least 90% of the outstanding Shares, the parties shall take all necessary and appropriate action to cause the Merger to be effective as soon as practicable without a meeting of shareholders of the Company in accordance with Section 302A.621 of the MBCA.

Section 9.06. Notices of Certain Events. Each of the Company and Parent shall promptly notify the other of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement or that relate to the consummation of the transactions contemplated by this Agreement;

(d) any inaccuracy of any representation or warranty contained in this Agreement at any time during the term hereof that could reasonably be expected to cause any Offer Condition not to be satisfied; and

(e) any failure of that party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder if such failure to comply or satisfy could reasonably be expected to cause any Offer Condition not to be satisfied;

provided that the delivery of any notice pursuant to this Section 9.06 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

ARTICLE 10
Conditions to the Merger

Section 10.01. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

(a) if required by the MBCA, the Company Shareholder Approval shall have been obtained in accordance with the MBCA;

(b) no Applicable Law shall prohibit the consummation of the Merger; and

(c) Merger Subsidiary shall have purchased Shares pursuant to the Offer.

ARTICLE 11
Termination

Section 11.01. Termination. This Agreement may be terminated and (i) the Offer may be abandoned at any time prior to the Acceptance Time and (ii) the Merger may be abandoned at any time prior to the Effective Time whether before or after receipt of the Company Shareholder Approval; provided that, as of and from the Acceptance Time, a majority vote of the Continuing Directors shall be necessary for termination by the Company:

(a) by mutual written agreement of the Company and Parent;

(b) by either the Company or Parent, if:

(i) the Acceptance Time shall not have occurred on or before March 14, 2011 (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 11.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Offer to be consummated by such time; or

(ii) there shall be any Applicable Law that enjoins Merger Subsidiary from consummating the Offer or the Company, Parent or Merger Subsidiary from consummating the Merger and such injunction shall have become final and nonappealable; provided that the right to terminate this Agreement pursuant to this Section 11.01(b)(ii) shall not be available to any party which has not complied with its obligations under Section 9.01;

(c) by Parent, if, prior to the Acceptance Time:

(i) an Adverse Recommendation Change shall have occurred or, at any time after receipt or public announcement of an Acquisition Proposal, the Board of Directors shall have failed to reaffirm the Company Board Recommendation as promptly as practicable (but in any event within five Business Days) after receipt of any written request to do so from Parent; or

(ii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the conditions set forth in clauses (ii)(C) or (D) of Annex I to exist and such breach shall be incapable of being cured by the End Date or, if curable, shall not have been cured by the Company within 30 days of receipt by the Company of written notice of such breach or failure; or

(d) by the Company:

(i) if, prior to the Acceptance Time, a breach in any material respect of any representation or warranty or failure to perform in any material respect any covenant or agreement on the part of Parent or Merger Subsidiary set forth in this Agreement shall have occurred and such breach shall be incapable of being cured by the End Date or, if curable, shall not have been cured by Parent or Merger Subsidiary within 30 days of receipt by Parent and Merger Subsidiary of written notice of such breach or failure; or

(ii) in order to enter into a definitive agreement with respect to a Superior Proposal.

Written notice of any termination of this Agreement pursuant to this Section 11.01 (other than pursuant to Section 11.01(a)) shall be given by the terminating party to the other parties to this Agreement.

Section 11.02. Effect of Termination. If this Agreement is terminated pursuant to Section 11.01, this Agreement shall become void and of no effect without liability of any party (or any shareholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto other than the provisions of this Section 11.02 and Section 12.04, Section 12.06, Section 12.07 and Section 12.08, which shall survive any termination hereof pursuant to Section 11.01; provided that, to the extent that such termination results from the intentional (i) failure of either party to fulfill a condition to the performance of the obligations of the other party or (ii) failure of either party to perform a covenant hereof, such party shall not be released or relieved from any liabilities or damages; provided further that, the foregoing exception shall be subject to and limited by Section 12.04(d).

ARTICLE 12
Miscellaneous

Section 12.01. Notices. Any notice, request, instruction or other communications to any party hereunder shall be in writing and delivered by hand, overnight courier service or facsimile transmission:

if to Parent or Merger Subsidiary, to:

Tyco Electronics Ltd.
Rheinstrasse 20
CH-8200 Schaffhausen, Switzerland
Attention: General Counsel
Facsimile No.: (610) 893-9602

with a copy to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Attention: William H. Aaronson
Facsimile No.: (212) 701-5397

if to the Company, to:

ADC Telecommunications, Inc.
13625 Technology Drive
Eden Prairie, MN 55344
Attention: General Counsel
Facsimile No.: (952) 917-0893

with a copy to:

Dorsey & Whitney LLP
50 S. Sixth Street, Suite 1500
Minneapolis, MN 55402
Attention: Robert A. Rosenbaum
Facsimile No.: (612) 340-2868

or to such other Persons, addresses or facsimile numbers as such party may hereafter specify in writing. Each such notice, request, instruction or other communications shall be deemed received (a) if delivered by hand or overnight courier, when such delivery is made at the address specified in this Section 12.01 (or, in the case of a notice, request, instruction or other communication to Parent or Merger Subsidiary, when such delivery is made at Tyco Electronics Ltd., c/o Tyco Electronics Corporation, 1050 Westlakes Drive, Berwyn, Pennsylvania 19312, Attention: General Counsel), or (b) if delivered by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 12.01 and appropriate confirmation is received.

Section 12.02. Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time.

Section 12.03. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that (i) after the Acceptance Time, (A) no amendment shall be made that decreases the Offer Price or the Merger Consideration and (B) any such amendment or waiver shall require the approval of a majority of the Continuing Directors pursuant to Section 2.03(d) in order to be binding on, or effective against, the Company and (ii) after the Company Shareholder Approval has been obtained there shall be no amendment or waiver that would require the further approval of the shareholders of the Company under the MBCA without such approval having first been obtained.

(a) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 12.04. Expenses. (a) Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(a) Subject to Section 12.04(d), the Company shall pay to Parent in immediately available funds $38,000,000 (the “Termination Fee”), if:

(i) this Agreement is terminated by Parent pursuant to Section 11.01(c)(i), in which case the Termination Fee shall be payable within two Business Days of such termination;

(ii) (ii) this Agreement is terminated by the Company pursuant to Section 11.01(d)(ii), in which case the Termination Fee shall be payable at the time of termination;

(iii) (A) this Agreement is terminated by Parent or the Company pursuant to Section 11.01(b)(i) and all conditions to the purchase of Shares pursuant to the Offer other than the Minimum Tender Condition have been satisfied or waived, (B) the event giving rise to the right to terminate occurred at a time when an Acquisition Proposal (with 50% being substituted for references to 25% in the definition thereof for the purposes of this Section 12.04(b)(iii)) had been made (other than by Parent or its Affiliates) and not withdrawn and (C) within nine months following the date of such termination, the Company shall have entered into a definitive agreement with respect to or recommended to its shareholders an Acquisition Proposal or an Acquisition Proposal shall have been consummated, in which case, the Termination Fee shall be payable on the date of such event or action.

(b) The Company acknowledges that the agreements contained in this Section 12.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Merger Subsidiary would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amount due to Parent pursuant to this Section 12.04, it shall also pay any costs and expenses incurred by Parent or Merger Subsidiary in connection with a legal action to enforce this Agreement that results in a judgment against the Company for such amount, together with interest on the amount of any unpaid fee, cost or expense at the publicly announced prime rate of Citibank, N.A. from the date such fee, cost or expense was required to be paid to (but excluding) the payment date.

(c) Parent agrees that, unless the Company has intentionally breached its material obligations contained in Section 7.04, the payment of the Termination Fee provided for in Section 12.04(b) shall be the sole and exclusive remedy of Parent upon termination of this Agreement under circumstances giving rise to an obligation (or potential obligation) of the Company to pay the Termination Fee and such remedy shall be limited to the Termination Fee. In no event shall the Company be required to pay to Parent more than one termination fee pursuant to Section 12.04(b).

Section 12.05. Binding Effect; Benefit; Assignment. (a) The provisions of this Agreement shall be binding upon and, except as provided in Section 8.03, shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as provided in Section 8.03, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

(a) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of its Affiliates at any time and, after the Acceptance Date, to the Offer to any Person; provided that such transfer or assignment shall not relieve Parent or Merger Subsidiary of its obligations under the Offer, enlarge, alter or change any obligation of any other party hereto or due to Parent or Merger Subsidiary or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

Section 12.06. Governing Law. Except to the extent that the provisions of the MBCA are mandatorily applicable to the Merger, this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 12.07. Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 12.01 shall be deemed effective service of process on such party.

Section 12.08. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.09. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 12.10. Entire Agreement. This Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 12.11. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 12.12. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or Delaware state court, in addition to any other remedy to which they are entitled at law or in equity.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

ADC TELECOMMUNICATIONS, INC.

By:
Robert E. Switz
Chairman, President and Chief Executive
Officer

TYCO ELECTRONICS LTD.

By:
Thomas Lynch
Chief Executive Officer

TYCO ELECTRONICS MINNESOTA, INC.

By:
Thomas Lynch
President and Chief Executive Officer

ANNEX I

Notwithstanding any other provision of the Offer, Merger Subsidiary shall not be required to accept for payment or pay for, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) of the 1934 Act, any Shares and, subject to the terms of this Agreement, may terminate the Offer, if:

(i) prior to the expiration of the Offer,

(A) there shall not have been validly tendered in accordance with the terms of the Offer, and not withdrawn, a number of Shares that, together with the Shares then owned by Parent and/or Merger Subsidiary, represents at least a majority of the shares of Company Common Stock outstanding on a Fully Diluted basis (the “Minimum Condition”), or

(B) the applicable waiting period under the HSR Act or under laws analogous to the HSR Act existing in foreign jurisdictions shall not have expired or been terminated; or

(ii) at any time on or after the date of this Agreement and prior to the Acceptance Time, any of the following conditions exist or shall occur and remain in effect:

(A) there shall be instituted or pending any action or proceeding by any Governmental Authority challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the making of the Offer, the acceptance for payment of or payment for some or all of the Shares by Parent or Merger Subsidiary or the consummation of the Merger,

(B) any Applicable Law shall have been proposed, enacted, enforced, promulgated, issued or deemed applicable to the Offer or the Merger, by any Governmental Authority, other than the application of the waiting period provisions of the HSR Act and of laws analogous to the HSR Act existing in foreign jurisdictions to the Offer or the Merger, that makes illegal or otherwise directly or indirectly restrains or prohibits the making of the Offer, the acceptance for payment of or payment for some or all of the Shares by Parent or Merger Subsidiary or the consummation of the Merger,

(C) (1) any of the representations and warranties of the Company contained in Section 5.05 shall not be true in all respects (other than such inaccuracies (i) as are de minimis to the equity capitalization of the Company in the aggregate or (ii) as result from the actions permitted to be made pursuant to Section 7.01(k) of this Agreement or as described in Section 7.01(k) of the Company Disclosure Schedule) at and as of immediately prior to the expiration of the Offer as if made at and as of such time, (2) any of the representations and warranties of the Company contained in any of Section 5.01, Section 5.02 or Section 5.22 shall not be true in all material respects at and as of immediately prior to the expiration of the Offer as if made at and as of such time (other than any such representation and warranty that by its terms addresses matters only as of another specified time, which shall be true only as of such time) or (3) any of the other representations and warranties of the Company contained in this Agreement or in any certificate or other writing delivered by the Company pursuant hereto (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall not be true at and as of immediately prior to the expiration of the Offer as if made at and as of such time (other than any such representation and warranty that by its terms addresses matters only as of another specified time, which shall be true only as of such time), with, in the case of this clause (3) only, only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (disregarding, for the purpose of any representation and warranty requiring disclosure of changes resulting from the closing of the transactions contemplated hereby only, clause (E) of the definition of Company Material Adverse Effect),

(D) the Company shall have breached or failed to perform in all material respects any of its obligations under this Agreement prior to such time,

(E) the Company shall have failed to deliver to Parent a certificate signed by an executive officer of the Company dated as of the date on which the Offer expires certifying that the Offer Conditions specified in paragraphs (C) and (D) do not exist,

(F) there shall have occurred any event, occurrence, revelation or development of a state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect, or

(G) this Agreement shall have been terminated in accordance with its terms.

Subject to the terms and conditions of this Agreement, the foregoing Offer Conditions are for the sole benefit of Parent and Merger Subsidiary and, subject to the terms and conditions of this Agreement and the applicable rules and regulations of the SEC, may be waived by Parent or Merger Subsidiary, in whole or in part, at any time, at the sole discretion of Parent or Merger Subsidiary.